Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-130074

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion. Dated April 7, 2008.

Prospectus Supplement to the Prospectus dated December 5, 2006 and the Prospectus Supplement dated December 5, 2006 — No.

The Goldman Sachs Group, Inc. Medium-Term Notes, Series B $ Basket-Linked Notes due (Linked to a Weighted Basket of Closed End Funds)

     Any term on this cover page of this prospectus supplement which appears in between quotation marks and is not defined otherwise will be described in further detail elsewhere in this prospectus supplement.

     The amount, if any, that you will be paid on your notes on the stated maturity date (which will be set on the trade date and is expected to be approximately three years after the original issue date, subject to adjustments as described elsewhere in this prospectus supplement) will be based on the performance of a weighted basket of 26 closed end funds during the period from the trade date to the determination date (which will be set on the trade date and is expected to be the tenth scheduled trading day prior to the originally scheduled stated maturity date, subject to adjustments as described elsewhere in this prospectus supplement), less any “basket adjustment amount shortfall”. The closed end funds included in the basket (which we refer to as the “basket funds”) are organized in the U.S. and are listed on U.S. securities exchanges. For further information on the basket funds, their primary exchanges and weightings, please see “The Basket Funds” on page S-33.

     Unless your notes have been redeemed earlier, on the stated maturity date we will pay you, for each $50 face amount of your notes, an amount in cash calculated as follows:

  First, we will calculate the result of (1) the product of the $50 face amount times the result of (a) the basket factor on the determination date minus (b) the “reference distribution factor” for the last “distribution period”. We will determine the basket factor on the determination date by dividing the final basket level by the initial basket level of 100. The final basket level equals the basket closing level on the determination date, subject to adjustments as described elsewhere in this prospectus supplement. The basket closing level on any given trading day will be calculated by the calculation agent based on (i) the weighted sum of the closing price of one share of each basket fund on such trading day and (ii) the weighted sum of cash value of distributions made with respect to one share of each basket fund since the beginning of the applicable distribution period up to such trading day.

  Second, we will subtract from the result calculated in the first bullet point the basket adjustment amount shortfall for the last distribution period, if any. The amount payable on your notes at maturity will never be less than zero.

     Distribution payments, if any, on your notes will be paid in the following manner. For each note you hold on the regular record date, you will be paid on each quarterly distribution payment date an amount in cash, if any, equal to the result of the reference distribution amount for the applicable distribution period minus the basket adjustment amount for the applicable distribution period, if and only if such result is a positive amount. If such result is a negative amount, a “basket adjustment amount shortfall”, which will equal the absolute value of such result, will be applicable to such distribution period. If a basket adjustment amount shortfall is applicable to a distribution period, you will not be paid any distribution payment with respect to such distribution period. Since a basket adjustment amount shortfall for a distribution period will be added to the basket adjustment amount for the next distribution period, any basket adjustment amount shortfall will continue to accumulate until (i) it is satisfied in full against subsequent reference distribution amount(s) or (ii) the determination date or the applicable “redemption valuation date” (when it will be subtracted from your payment at maturity or upon redemption), whichever is earlier. The reference distribution amount for a distribution period will be calculated by the calculation agent based on the quarterly accumulated distributions with respect to each basket fund, as described elsewhere in this prospectus supplement. The basket adjustment amount will be calculated based on (1) the accumulated sum of an amount, calculated daily over the applicable period, equal to the product of (i) 1.5% per annum times (ii) the $50 face amount times (iii) the basket factor for such day and (2) any basket adjustment amount shortfall for the immediately preceding distribution period. The basket adjustment amount that will reduce any distribution payment will inure to our benefit and enable us to profit from the notes.

     You may elect to redeem your notes in whole or in part on any weekly redemption date, but only if you elect to redeem a minimum of 50,000 notes and follow the procedures set forth elsewhere in this prospectus supplement. If you elect to redeem any notes, on the applicable “redemption date” and in lieu of any amount payable with respect to such notes on the stated maturity date, we will pay you, for each $50 face amount of the notes being redeemed, an amount in cash, if any, equal to the result of (i) the $50 face amount times the basket factor on the applicable redemption valuation date (or, such basket factor reduced by a fraction determined as described elsewhere in this prospectus supplement, if the applicable redemption valuation date falls on a distribution valuation date) minus (ii) the basket adjustment amount calculated since the beginning of the applicable distribution period to the applicable redemption valuation date (or, the basket adjustment amount shortfall, if any, for the applicable distribution period, if the applicable redemption valuation date falls on a distribution valuation date).

     The notes are not protected against the loss of principal. You could lose all or a substantial portion of your investment in the notes. If the basket closing level on the determination date or the applicable redemption valuation date (subject to adjustments as described elsewhere in this prospectus supplement), as the case may be, declines from the initial basket level, the amount in cash, if any, you will receive on the stated maturity date or the applicable redemption date, respectively, will be reduced by the same percentage decrease. Moreover, all payments of a distribution amount and certain payments at redemption will be reduced by the applicable basket adjustment amount, which will include any basket adjustment amount shortfall from the previous distribution period, and any payment at maturity and certain payments at redemption will be reduced by any basket adjustment amount shortfall for the applicable distribution period. In addition, because the basket adjustment amount will be calculated based on, among other factors, the basket factor for the relevant day, higher basket closing levels on any given day will result in a higher basket adjustment amount on such day, which will lower and perhaps preclude any distribution payment on your notes.

     Because we have provided only a brief summary of the terms of your notes above, you should read the detailed description of the terms of the notes found in “Summary Information” on page S-2 and “Specific Terms of Your Notes” on page S-23.

     Your investment in the notes involves a number of risks. We encourage you to read “Additional Risk Factors Specific to Your Notes” on page S-17 so that you may better understand those risks.

Original issue date (settlement date):	Original issue price: % of the face amount
Underwriting discount: % of the face amount	Net proceeds to the issuer: % of the face amount

     The issue price, underwriting discount and net proceeds listed above relate to the offered notes we sell initially. We may decide to sell additional notes after that date, at an issue price (and underwriting discount and net proceeds) that differs from the price above.

     Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement. Any representation to the contrary is a criminal offense.

     Goldman Sachs may use this prospectus supplement in the initial sale of the notes. In addition, Goldman, Sachs & Co. or any other affiliate of Goldman Sachs may use this prospectus supplement in a market-making transaction in a note after its initial sale. Unless Goldman Sachs or its agent informs the purchaser otherwise in the confirmation of sale, this prospectus supplement is being used in a market-making transaction.

Goldman, Sachs & Co.

Prospectus Supplement dated       , 2008

SUMMARY INFORMATION

We refer to the notes we are offering by this prospectus supplement as the “offered notes” or the “notes”. Each of the offered notes, including your notes, has the terms described below and under “Specific Terms of Your Notes” on page S-23. Please note that in this prospectus supplement, references to “The Goldman Sachs Group, Inc.”, “we”, “our” and “us” mean only The Goldman Sachs Group, Inc. and do not include its consolidated subsidiaries. Also, references to the “accompanying prospectus” mean the accompanying prospectus, dated December 5, 2006 as supplemented by the accompanying prospectus supplement, dated December 5, 2006, of The Goldman Sachs Group, Inc.

Key Terms

Issuer: The Goldman Sachs Group, Inc.

Basket funds: 26 closed end funds as set forth under “The Basket Funds” on page S-33

Specified currency: U.S. dollars (“$”)

Face amount: each note will have a face amount equal to $50; $          in the aggregate for all the offered notes; the aggregate face amount of the offered notes may be increased if the issuer, at its sole option, decides to sell an additional amount of the offered notes on a date subsequent to the date of this prospectus supplement

Amount payable on your notes:

  with respect to your notes that have not been redeemed, we will pay you on the stated maturity date, for each $50 face amount of your notes, the cash settlement amount; or

  with respect to your notes that have been properly designated for redemption, we will pay you on the applicable redemption date, for the each $50 face amount of your notes being redeemed, the applicable early redemption amount

Cash settlement amount: an amount in cash, if any, equal to the result of (1) the product of the $50 face amount times the result of (a) the basket factor on the determination date minus (b) the reference distribution factor for the last distribution period minus (2) the basket adjustment amount shortfall, if any, for the last distribution period; the cash settlement amount will never be less than zero

Early redemption amount:

  with respect to a redemption valuation date that does not fall on a distribution valuation date, an amount in cash, if any, equal to the result of (1) the product of the $50 face amount times the basket factor on such redemption valuation date minus (2) the basket adjustment amount for the basket adjustment period ending on such redemption valuation date; or

  with respect to a redemption valuation date that falls on a distribution valuation date, an amount in cash, if any, equal to the result of (1) the product of the $50 face amount times the result of (a) the basket factor on such redemption valuation date minus (b) the reference distribution factor for the distribution period ending on such redemption valuation date minus (2) the basket adjustment amount shortfall, if any, for the distribution period ending on such redemption valuation date an early redemption amount will never be less than zero

Basket factor:

  on the determination date, the quotient of the final basket level divided by the initial basket level;

  on any redemption valuation date, the quotient of the valuation basket level on such redemption valuation date divided by the initial basket level; or

  on any other trading day, the quotient of the basket closing level on such trading day divided by the initial basket level

Initial basket level: 100

Basket closing level: with respect to a trading day, the sum of (1) the accumulated distribution level on such trading day plus (2) the sum of the products, as calculated for each basket fund, of the closing price of one share of each basket fund on such trading day times the weighting multiplier for each such basket fund, subject to adjustment as provided under “Specific Terms of Your Notes — De-listing, Discontinuance or Modification of a Basket Fund” on page S-28

Final basket level: the basket closing level on the determination date, except in the limited circumstances described under “Specific Terms of Your Notes — Payment of Principal on Stated Maturity Date — Consequences of a Market Disruption Event” on page S-27

Valuation basket level: with respect to a redemption valuation date, the basket closing level on such redemption valuation date, except in the limited circumstances described under “Specific Terms of Your Notes — Consequences of a Market Disruption Event” on page S-27

Accumulated distribution level: with respect to a trading day, the sum of the products, as calculated for each basket fund, of the aggregate cash value of distribution(s) (determined as described under “Specific Terms of Your Notes — Payment of Principal on Stated Maturity Date — Basket Factor” on page S-24) made with respect to one share of each basket fund, effective on the applicable ex-dividend date which, for any dividend or other distributions with respect to any basket fund, shall mean the first day on which the shares of such basket fund trade without the right to receive such dividend or other distributions, from and including the first day of the applicable distribution period to and including such trading day times the weighting multiplier for each such basket fund, subject to adjustment under “Specific Terms of Your Notes — De-listing, Discontinuance or Modification of a Basket Fund” on page S-28

Weighting multiplier (to be set on the trade date): with respect to each basket fund, the quotient of (i) the product of the initial basket level times the weighting percentage for such basket fund divided by (ii) the closing price of one share of such basket fund on the trade date, subject to adjustment under “Specific Terms of Your Notes — De-listing, Discontinuance or Modification of a Basket Fund” on page S-28

Weighting percentage (to be set on the trade date): with respect to each basket fund, a positive percentage amount set forth under “The Basket Funds” on page S-33, subject to adjustment under “Specific Terms of Your Notes — De-listing, Discontinuance or Modification of a Basket Fund” on page S-28; the sum of the weighting percentage of all of the basket funds will always equal 100%

Distribution payment: on each distribution payment date, for each $50 face amount of the notes you hold on the applicable regular record date, we will pay you an amount in cash, if any, equal to the distribution amount for the applicable distribution period

Distribution amount: with respect to a distribution period,

  if the reference distribution amount for such distribution period is greater than the basket adjustment amount for such distribution period, the result of the reference distribution amount for such distribution period minus the basket adjustment amount for such distribution period; or

  if the reference distribution amount for such distribution period is equal to or less than the basket adjustment amount for such distribution period, zero

Reference distribution amount: with respect to a distribution period, an amount in cash, if any, equal to the product of the $50 face amount times the reference distribution factor for such distribution period

Reference distribution factor: with respect to a distribution period, the quotient of the accumulated distribution level on the last day of such distribution period divided by the initial basket level

Basket adjustment amount: with respect to a basket adjustment period, an amount in cash, if any, equal to the sum of (1) the sum of the daily basket adjustment amounts on each calendar day included in such basket adjustment period plus (2) the basket adjustment amount shortfall, if any, for the distribution period immediately preceding such basket adjustment period; the basket adjustment amount that will reduce any distribution payment will inure to our benefit and enable us to profit from the notes

Basket adjustment period:

  for the purpose of calculating the basket adjustment amount for a distribution period, such distribution period; or

  for the purpose of calculating the basket adjustment amount for early redemption amount, the period from but excluding the immediately preceding distribution valuation date to and including the applicable redemption valuation date

Daily basket adjustment amount: on any given calendar day, an amount in cash equal to the result of (1) 1.5% times (2) the $50 face amount times (3) the basket factor for such calendar day (or, if such calendar day is not a trading day, the basket factor for the immediately preceding trading day) divided by (4) 365

Basket adjustment amount shortfall: with respect to a distribution period,

  if the reference distribution amount for such distribution period is greater than or equal to the basket adjustment amount for such distribution period, zero; or

  if the reference distribution amount for such distribution period is less than the basket adjustment amount for such distribution period, the result of the basket adjustment amount for such distribution period minus the reference distribution amount for such distribution period

Distribution valuation dates:

  if prior to the determination date, the last trading day of the month in March, June, September and December of each year; and

  the determination date

Distribution period: the period from but excluding a distribution valuation date (or, with respect to the initial distribution period, the trade date) to and including the immediately following distribution valuation date

Regular record dates: with respect to a distribution valuation date, the third business day following such distribution valuation date

Distribution payment dates:

  with respect to any distribution valuation date other than the last distribution valuation date, the tenth business day following such distribution valuation date; and
  with respect to the last distribution valuation date, the stated maturity date

Redemption right; notice of redemption: the holder has the right to require us to redeem the notes in whole or in part (but only if such holder elects to redeem a minimum of 50,000 notes) prior to the expiration of the redemption right as described under “Specific Terms of Your Notes — Redemption Right — Expiration of Redemption Right” on page S-30; a notice of redemption must be given on a business day, via e-mail, to us in accordance with procedures described under “Specific Terms of Your Notes — Redemption Right” on page S-29; if you fail to comply with these procedures, your notice will be deemed ineffective; a redemption is properly designated by a valid exercise of the holder’s redemption right; once given, the notice of redemption is irrevocable

Redemption valuation date: each Thursday that falls within the period from and excluding the original issue date to and including the final redemption valuation date, unless postponed as described under “Specific Terms of Your Notes — Payment on Redemption Date — Redemption Valuation Date” on page S-27

Final redemption valuation date (to be set on the trade date): expected to be the Thursday immediately preceding the originally scheduled determination date

Redemption date: with respect to a redemption valuation date, the third business day following such redemption valuation date

Trade date:

Original issue date (settlement date): expected to be the tenth business day after the trade date

Stated maturity date (to be set on the trade date): expected to be approximately three years after the original issue date, subject to postponement as described under “Specific Terms of Your Notes — Payment of Principal on Stated Maturity Date — Stated Maturity Date” on page S-25

Determination date (to be set on the trade date): expected to be the tenth scheduled trading day prior to the originally scheduled stated maturity date, subject to postponement as described under “Specific Terms of Your Notes — Payment of Principal on Stated Maturity Date — Determination Date” on page S-25

No listing: the notes will not be listed on any securities exchange or interdealer market quotation system

CUSIP:

ISIN:

Calculation agent: Goldman Sachs International

Business day: as described on page S-30

Trading day: as described on page S-30

Q&A

How Do the Notes Work?

     The stated maturity date of the notes offered by this prospectus supplement will be set on the trade date and is expected to be approximately three years after the original issue date (unless postponed as described elsewhere in this prospectus supplement). You may elect to have us redeem your notes in whole or in part on any weekly redemption date, but only if you elect to redeem a minimum of 50,000 notes and properly designate the notes to be redeemed in accordance with the procedures described under “Specific Terms of Your Notes — Redemption Right” on page S-29. The amount in cash that you will be paid on your notes, if any, at maturity or upon redemption will be determined based on the performance of a weighted basket of 26 closed end funds as follows:

  with respect to your notes that have not been redeemed, for each $50 face amount of your notes, the cash settlement amount; and

  with respect to your notes that have been properly designated for redemption, for each $50 face amount of your notes being redeemed, the early redemption amount.

     In addition, on each quarterly distribution payment date, we will pay you, for each $50 face amount of the notes you hold on the applicable regular record date, an amount in cash equal to the distribution amount for the applicable distribution period, if any.

     The cash settlement amount, early redemption amount and distribution amount are described in further detail below.

How Is the Cash Settlement Amount Calculated?

     The cash settlement amount will be an amount in cash, if any, equal to the result of (1) the product of the $50 face amount times the result of (a) the basket factor on the determination date minus (b) the reference distribution factor for the last distribution period minus (2) the basket adjustment amount shortfall, if any, for the last distribution period. The cash settlement amount will never be less than zero.

     We will determine the basket factor on the determination date by dividing the final basket level by the initial basket level of 100. The final basket level equals the basket closing level on the determination date, subject to adjustments as described elsewhere in this prospectus supplement. The basket closing level on the determination date will equal the sum of (i) the accumulated distribution level on the determination date plus (ii) the sum of the products, as calculated for each basket fund, of the closing price of one share of each basket fund on the determination date times the weighting multiplier for each such basket fund, subject to adjustment as described elsewhere in this prospectus supplement. The accumulated distribution level on the determination date will equal the sum of the products, as calculated for each basket fund, of the aggregate cash value of distribution(s) (determined by the calculation agent as described elsewhere in this prospectus supplement) made with respect to one share of each basket fund, effective on the applicable ex-dividend date (which, for any dividend or other distributions with respect to any basket fund, shall mean the first day on which the shares of such basket fund trade without the right to receive such dividend or other distributions), during the last distribution period times the weighting multiplier for each such basket fund, subject to adjustment as described elsewhere in this prospectus supplement. The weighting multipliers for the basket funds will be set on the trade date, and are expected to be, with respect to each basket fund, the quotient of (i) the product of the initial basket level times the weighting percentage for such basket fund divided by (ii) the closing price of one share of such basket fund on the trade date, subject to adjustment as described elsewhere in this prospectus supplement. The weighting percentages for the basket funds will be set on the trade date and will be set forth under “The Basket Funds” on page S-33. The sum of the weighting percentage of all of the basket funds will always equal 100%.

     The distribution period, the reference distribution factor and the basket adjustment amount shortfall are described under “— How Are the Distribution Amount and the Basket Adjustment Amount Shortfall?” below.

How Does the Accumulated Distribution Level Affect the Basket Closing Level?

     The accumulated distribution level on any trading day is determined based on the weighted sum of aggregate cash value of distributions made with respect to the basket funds, effective on the applicable ex-dividend date, during the period from and including the first day of the applicable distribution period to such trading day. Therefore, the basket closing level on the first day of a distribution period (which will be the day immediately following a distribution valuation date except the initial distribution period), assuming such day is a trading day, will be lower than the basket closing level on the immediately preceding trading day (which will be a distribution valuation date), even if the closing prices of the basket funds remain the same, if the accumulated distribution level on such immediately preceding trading day was a positive amount. Such reduction in basket closing level will be accompanied by the reference distribution amount, which has an effect of increasing the distribution amount, if any, on the applicable distribution payment date, as discussed below.

How Are the Distribution Amount and the Basket Adjustment Amount Shortfall Calculated?

     The distribution amount payable on any distribution payment date will be an amount in cash, if any, equal to the result of the reference distribution amount for the applicable distribution period minus the basket adjustment amount for such distribution period, if and only if such result is a positive amount. If such result is a negative amount, a basket adjustment amount shortfall, which will equal the absolute value of such result, will be applicable to such distribution period. If a basket adjustment amount shortfall is applicable to a distribution period, you will not be paid any distribution amount with respect to such distribution period. Since a basket adjustment amount shortfall of a distribution period will be added to the basket adjustment amount of the next distribution period, any basket adjustment amount shortfall will continue to accumulate until (i) it is satisfied in full against subsequent reference distribution amount(s) or (ii) the determination date or the applicable redemption valuation date (when it will be subtracted from your payment at maturity or upon redemption), whichever is earlier.

     The reference distribution amount with respect to a distribution period will be an amount in cash, if any, equal to the product of the $50 face amount times the reference distribution factor for such distribution period. The reference distribution factor with respect to a distribution period will equal the quotient of the accumulated distribution level on the last day of such distribution period divided by the initial basket level. The basket adjustment amount with respect to a basket adjustment period will be an amount in cash, if any, equal to the sum of (1) the sum of the daily basket adjustment amounts on each calendar day included in such basket adjustment period plus (2) the basket adjustment amount shortfall, if any, for the distribution period immediately preceding such basket adjustment period. The daily basket adjustment amount on any given calendar day will be an amount in cash equal to the result of (1) 1.5% times (2) the $50 face amount times (3) the basket factor for such calendar day (or, if such calendar day is not a trading day, the basket factor for the immediately preceding trading day) divided by (4) 365. The basket adjustment period for the purpose of calculating the basket adjustment amount for a distribution period will equal such distribution period. The basket adjustment amount that will reduce any distribution amount will inure to our benefit and enable us to profit from the notes.

     The distribution valuation dates will be, if prior to the determination date, the last trading day of the month in March, June, September and December of each year and the determination date. We refer to the period from but excluding a distribution valuation date (or, with respect to the initial distribution period, the trade date) to and including the immediately following distribution valuation date as a distribution period. In order to receive payment on the distribution payment amount with respect to a distribution period, you need to hold the notes on the regular record date for such distribution period, which will occur on the third business day following the last day of such distribution period (such last day being the distribution valuation date). The distribution payment date with respect to a distribution valuation date other than the last distribution valuation date will occur on the tenth business day following such distribution valuation date, while the distribution payment date with respect to the last distribution valuation date will occur on the stated maturity date.

What Do I Need to Do to Have My Notes Redeemed and How Is the Early Redemption Amount Calculated?

     You may elect to require us to redeem your notes in whole or in part on any weekly redemption date, but only if you elect to redeem a minimum of 50,000 notes. The third business day following each redemption valuation date will be a redemption date. Each Thursday from and excluding the original issue date for the original notes to and including the final redemption valuation date will be a redemption valuation date, subject to postponement as described elsewhere in this prospectus supplement.

     In order to properly designate your notes for redemption, you must send a notice of redemption via e-mail, substantially in the form attached as Annex A to this prospectus supplement, to us by no later than 11:00 a.m., New York City time, on the business day prior to the applicable redemption valuation date and follow the procedures described under “Specific Terms of Your Notes — Redemption Right” on page S-29. If such requirements are not complied with, your notes will not be deemed properly designated for redemption and we will not redeem your notes on the applicable redemption date. Once given, the notice of redemption is irrevocable.

     The early redemption amount with respect to a redemption valuation date that does not fall on a distribution valuation date will equal an amount in cash, if any, equal to the result of (1) the product of the $50 face amount times the basket factor on such redemption valuation date minus (2) the basket adjustment amount for the basket adjustment period ending on such redemption valuation date. On the other hand, the early redemption amount with respect to a redemption valuation date that falls on a distribution valuation date will be an amount in cash, if any, equal to the result of (1) the product of the $50 face amount times the result of (a) the basket factor on such redemption valuation date minus (b) the reference distribution factor for the distribution period ending on such redemption valuation date minus (2) the basket adjustment amount shortfall, if any, for the distribution period ending on such redemption valuation date. In each case, the early redemption amount will never be less than zero.

     We will determine the basket factor on a redemption valuation date by dividing the valuation basket level by the initial basket level of 100. The valuation basket level with respect to a redemption valuation date equals the basket closing level on such redemption valuation date, subject to adjustments as described elsewhere in this prospectus supplement. The basket closing level on a redemption valuation date will equal the sum of (i) the accumulated distribution level on such redemption valuation date plus (ii) the sum of the products, as calculated for each basket fund, of the closing price of one share of each basket fund on such redemption valuation date times the weighting multiplier for each such basket fund, subject to adjustment as described elsewhere in this prospectus supplement. The accumulated distribution level on a redemption valuation date will equal the sum of the products, as calculated for each basket fund, of the aggregate cash value of distribution(s) (determined by the calculation agent as described elsewhere in this prospectus supplement) made with respect to one share of each basket fund, effective on the applicable ex-dividend date, for the basket adjustment period ending on the applicable redemption valuation date times the weighting multiplier for each such basket fund, subject to adjustment as described elsewhere in this prospectus supplement. The basket adjustment period for the purpose of calculating the basket adjustment amount for early redemption amount will equal the period from but excluding the immediately preceding distribution valuation date to and including the applicable redemption valuation date.

     The reference distribution factor and the basket adjustment amount shortfall are described under “— How Are the Distribution Amount and the Basket Adjustment Amount Shortfall Calculated?” above.

Who Should or Should Not Consider an Investment in the Notes?

     We have designed the offered notes for investors who want to: receive current income; participate in a potential increase in the weighted basket of 26 closed end funds while having their investment be subject to the risk of a loss in the case that the basket declines over the life of the offered notes or does not increase sufficiently to offset the aggregate basket adjustment amount accumulated over the life of your notes; and want the flexibility to have us redeem their notes prior to maturity. If the quarterly distribution amounts you will receive, if any, are not sufficient to cover the aggregate basket adjustment amounts of your notes accumulated over the life of your notes, then because the basket adjustment amount shortfall of the distribution period immediately preceding the applicable distribution period (and, in the case of payment upon redemption, the basket adjustment amount for the relevant basket adjustment period) will reduce the amount that may be paid on your notes at maturity or upon redemption, the basket closing level on the determination date or the applicable redemption valuation date, as the case may be, must increase sufficiently in order for you to receive at least the principal amount of your notes at maturity. Moreover, the basket adjustment amount will be calculated and accumulated on a daily basis from the last distribution valuation date to the next distribution valuation date. Because the basket adjustment amount will be calculated based on, among other factors, the basket factor for the relevant day, higher basket closing levels on any given day will result in a higher basket adjustment amount on such day, which will lower and perhaps preclude any distribution payment on your notes. You should only consider purchasing the offered notes if you believe the sum of the periodic distributions and any increase in the basket closing level will be sufficient to offset the basket adjustment amount during the life of the offered notes and you are willing to accept the risk of losing a significant portion of your investment in your notes.

     In addition, even if the amount payable on your notes on any distribution payment dates and at maturity or upon redemption, as the case may be, exceeds the face amount of your notes, the overall return you earn on your notes may be less than you would have earned by investing in a non-indexed debt security of comparable maturity that bears interest at a prevailing market rate. The offered notes may therefore not be a suitable investment for you if you prefer the lower risk of fixed income investments with comparable maturities issued by companies with comparable credit ratings.

     As discussed in the accompanying prospectus, the offered notes are indexed debt securities, and are part of a series of debt securities entitled “Medium-Term Notes, Series B” issued by The Goldman Sachs Group, Inc. The offered notes will rank equally with all other unsecured and unsubordinated debt of The Goldman Sachs Group, Inc. For more details, see “Specific Terms of Your Notes” on page S-23.

Why Invest in a Basket of Closed End Funds?

     Investors typically choose to invest directly in closed end funds because they seek current income and closed end funds often make periodic distributions. Investors who seek diversification and a longer term investment strategy also choose closed end funds because closed end funds often trade at a discount to their net asset value and have a stable asset base. Shares of closed end funds frequently sell at a discount to the value of their underlying assets, which may give investors the opportunity to enhance their overall investment return. In addition, closed end funds do not redeem their shares so they can invest all of their available capital, including in longer-term investments. Further, because they do not market and distribute shares on a continuous basis, closed end funds often have lower operating costs.

What Will I Receive If I Sell the Notes Prior to the Stated Maturity?

     If you sell your notes prior to the stated maturity date, you will receive the market price for your notes. The market price for your notes may be influenced by many factors, such as interest rates and the volatility of the basket funds. Depending on the impact of these factors, you may receive significantly less than the face amount of your notes in any sale of your notes before the stated maturity date. For more information on the market value of your notes in the secondary market, see “Additional Risk Factors Specific to Your Notes — The Market Value of Your Notes May Be Influenced by Many Factors That Are Unpredictable and Interrelated in Complex Ways” on page S-18.

What about Taxes?

     The U.S. federal income tax consequences of an investment in your notes are uncertain, both as to the timing and character of any inclusion in income in respect of your notes. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion in “Supplemental Discussion of Federal Income Tax Consequences” on page S-46.

     Pursuant to the terms of the offered notes, The Goldman Sachs Group, Inc. and you agree (in the absence of an administrative or judicial ruling to the contrary) to characterize your notes for all purposes as an income-bearing pre-paid forward contract with respect to the basket. Subject to the discussion in the second following paragraph, if your notes are so treated, you should generally recognize capital gain or loss upon the sale, redemption or maturity of your notes in an amount equal to the difference between the amount you receive upon the sale or redemption of your notes or on the stated maturity date and the amount you paid for your notes. Such gain or loss generally would be long-term capital gain or loss if you held your notes for more than one year.

     The terms of your notes also require that you include the distribution payments on the notes in ordinary income in accordance with your regular method of accounting. You will be required to treat the distribution payments in such a manner despite the fact that (i) a portion of the distribution payments will be attributable to dividend payments on the underlying closed end funds that comprise the basket that will constitute “qualified dividend income” or long-term capital gain dividends that are subject to tax at the tax rates applicable to long-term capital gains and (ii) there may be other possible treatments of the distribution payments that would be more advantageous to holders of notes.

     Even if your notes are treated as an income-bearing pre-paid forward contract as described above, it is likely, although the matter is not free from doubt, that the constructive ownership rules of Section 1260 of the Code could require you to treat all or a portion of the gain that you recognize upon the sale, redemption or maturity of your notes as ordinary income in which respect an interest charge would be imposed. In addition, there are numerous possible alternative treatments of your notes. For a more detailed discussion of such alternative treatments and the possible application of Section 1260 to your notes, please see “Supplemental Discussion of Federal Income Tax Consequences” on page S-46.

Hypothetical Examples

     The following tables are provided for purposes of illustration only. They should not be taken as an indication or prediction of future investment results and are intended merely to illustrate the impact of the daily fluctuations of the hypothetical basket closing levels over the life of your notes on the basket adjustment amount on the determination date or any redemption valuation date for your notes, and the impact of the reference distribution amounts and the basket adjustment amounts on the amounts payable on your notes on any distribution payment date, the stated maturity date or any redemption date, assuming all other variables remain constant.

     The information in the tables below reflect hypothetical rates of return on your notes assuming that they are purchased on the original issue date and are held to the stated maturity date. If you sell your notes prior to the stated maturity date, your return will depend upon the market value of your notes at the time of sale, which may be affected by a number of factors that are not reflected in the examples shown below. For a discussion of some of these factors, see “Additional Risk Factors Specific to Your Notes” on page S-17. We have also assumed that no market disruption event occurs with respect to any basket fund.

     The examples below are based on a range of basket closing levels, reference distribution amounts, and the basket adjustment amounts that are entirely hypothetical; no one can predict what the basket closing level or the cash value of distributions with respect to the basket funds will be on any trading day. Each basket fund has been highly volatile in the past — meaning that the closing price of one share of each basket fund and any cash value of distributions made with respect to each basket fund have changed substantially in relatively short periods — and the future performance of the basket funds can not be predicted.

     For these reasons, the actual performance of the basket closing levels, the reference distribution amounts and the basket adjustment amounts over the life of your notes, as well as the amount payable quarterly, at maturity or upon redemption, may bear little or no relation to the hypothetical examples shown below and cannot be predicted.

Key Terms and Assumptions
Face amount	$50
No market disruption event occurs
No change in or affecting any of the basket funds
No change in the relative weighting of any basket funds
Daily basket adjustment amount on each day within a given quarter will be the same as the daily basket adjustment amount on the quarter end

     Also, the hypothetical examples shown below do not take into account the effects of applicable taxes. Because of the U.S. tax treatment applicable to your notes, tax liabilities could affect the after-tax rate of return on your notes to a comparatively greater extent than the after-tax return on the basket funds.

     The following tables show how your notes would perform in hypothetical circumstances. We have included two examples in which the basket closing level has increased by 90% from the trade date to maturity on an absolute basis (approximately 23.86% on an annualized basis), as well as two examples in which the basket closing level has decreased by 2% at maturity on an absolute basis (approximately 0.67% on an annualized basis). These examples highlight the impact of the basket adjustment amount on the amount payable on your notes on the stated maturity date or any redemption date, as the case may be, in different circumstances. Because the basket adjustment amount will be calculated based on the daily basket closing level, the daily basket adjustment amount on any given day will depend on the basket closing level on that day. For convenience of presentation, however, for purposes of these examples we have assumed that the basket closing level on each day within a given quarter is the same as the level on the quarter end and, therefore, the daily basket adjustment amount on each day within a given quarter will be the same as the daily basket adjustment amount on the quarter end. The first four examples also assume that no distribution with respect to any basket fund are made over the life of the notes, and that therefore there are no distribution amount payments on any distribution payment dates.

     In each of the following tables, the numbers in the first and second columns from the left represent the number of years and quarters, respectively, elapsed from the trade date, and the amounts in third column represent hypothetical basket closing levels for each quarter end and are expressed as percentages of the initial basket level. The amounts in the fourth column represent hypothetical basket adjustment amounts per $50 face amount, based on the corresponding hypothetical basket closing levels for that quarter only and not any previous quarter. The amounts in the fifth column show the basket adjustment amounts per $50 face amount accumulated over the life of the notes. The rightmost column shows the hypothetical amount payable at maturity or upon redemption, as applicable, for the applicable quarter end per each $50 face amount of your notes. We have assumed, in determining hypothetical amounts payable on redemption, that quarter-end basket closing levels and the basket adjustment amounts equal the levels and basket adjustment amounts on the relevant redemption valuation dates.

     Examples 1 and 2: The following two tables illustrate how your notes would perform in two hypothetical circumstances where the value of your notes increases by approximately 83.92% and 82.52%, respectively, from the trade date to maturity on an absolute basis (approximately 22.52% and 22.21%, respectively, on an annualized basis). In each case, although the final basket level is the same, the fluctuations in the hypothetical basket closing levels over the years are different.

Example 1:

Year	Quarter End	Hypothetical Basket Closing Level as Percentage of Initial Basket Level	Hypothetical Basket Adjustment Amounts per each $50 Face Amount for the Applicable Year Only	Hypothetical Cumulative Basket Adjustment Amounts per each $50 Face Amount	Hypothetical Amount Payable for each $50 Face Amount of Your Notes upon Redemption or at Maturity
0	0	100%	0.00	0.00	$50.00
1	1	96%	0.18	0.18	$47.75
	2	105%	0.20	0.38	$52.12
	3	118%	0.22	0.60	$58.40
	4	120%	0.23	0.82	$59.18
2	5	110%	0.21	1.03	$53.97
	6	115%	0.22	1.24	$56.26
	7	134%	0.25	1.50	$65.50
	8	156%	0.29	1.79	$76.21
3	9	170%	0.32	2.11	$82.89
	10	160%	0.30	2.41	$77.59
	11	150%	0.28	2.69	$72.31
	12	190%	0.36	3.04	$91.96

Example 2:

Year	Quarter End	Hypothetical Basket Closing Level as Percentage of Initial Basket Level	Hypothetical Basket Adjustment Amounts per each $50 Face Amount for the Applicable Year Only	Hypothetical Cumulative Basket Adjustment Amounts per each $50 Face Amount	Hypothetical Amount Payable for each $50 Face Amount of Your Notes upon Redemption or at Maturity
0	0	100%	0.00	0.00	$50.00
1	1	110%	0.21	0.21	$54.92
	2	105%	0.20	0.40	$52.09
	3	111%	0.21	0.61	$54.81
	4	127%	0.24	0.85	$62.78
2	5	136%	0.25	1.10	$66.69
	6	177%	0.33	1.44	$87.26
	7	185%	0.35	1.78	$90.60
	8	191%	0.36	2.14	$93.29
3	9	261%	0.49	2.63	$127.68
	10	201%	0.38	3.01	$97.49
	11	200%	0.38	3.38	$96.62
	12	190%	0.36	3.74	$91.26

     Examples 3 and 4: The following two tables illustrate how your notes would perform in two hypothetical circumstances where the value of your notes decreases by approximately 7.44% and 6.92%, respectively, from the trade date to maturity on an absolute basis (approximately 2.54% and 2.36%, respectively, on an annualized basis). In each case, although the final basket level is the same, the fluctuations in the hypothetical basket closing levels over the years are different.

Example 3:

Year	Quarter End	Hypothetical Basket Closing Level as Percentage of Initial Basket Level	Hypothetical Basket Adjustment Amounts per each $50 Face Amount for the Applicable Year Only	Hypothetical Cumulative Basket Adjustment Amounts per each $50 Face Amount	Hypothetical Amount Payable for each $50 Face Amount of Your Notes upon Redemption or at Maturity
0	0	100%	0.00	0.00	$50.00
1	1	118%	0.22	0.22	$58.80
	2	125%	0.23	0.46	$61.96
	3	157%	0.29	0.75	$77.79
	4	145%	0.27	1.02	$71.67
2	5	117%	0.22	1.24	$57.42
	6	121%	0.23	1.47	$59.12
	7	118%	0.22	1.69	$57.52
	8	129%	0.24	1.93	$62.39
3	9	103%	0.19	2.13	$49.15
	10	112%	0.21	2.34	$53.60
	11	106%	0.20	2.53	$50.63
	12	98%	0.18	2.72	$46.28

Example 4:

Year	Quarter End	Hypothetical Basket Closing Level as Percentage of Initial Basket Level	Hypothetical Basket Adjustment Amounts per each $50 Face Amount for the Applicable Year Only	Hypothetical Cumulative Basket Adjustment Amounts per each $50 Face Amount	Hypothetical Amount Payable for each $50 Face Amount of Your Notes upon Redemption or at Maturity
0	0	100%	0.00	0.00	$50.00
1	1	117%	0.22	0.22	$58.12
	2	132%	0.25	0.47	$65.51
	3	128%	0.24	0.71	$63.44
	4	100%	0.19	0.89	$49.07
2	5	103%	0.19	1.09	$50.34
	6	112%	0.21	1.30	$54.77
	7	113%	0.21	1.51	$55.15
	8	110%	0.21	1.72	$53.21
3	9	106%	0.20	1.91	$50.99
	10	98%	0.18	2.10	$46.81
	11	96%	0.18	2.28	$45.84
	12	98%	0.18	2.46	$46.54

     As shown in the examples 1 and 2, although the basket closing level has increased 90% from the trade date to maturity in both cases on an absolute basis (approximately 23.86% on an annualized basis), the amount in cash that we would deliver for each $50 face amount of your notes at maturity would be approximately $91.96 in the case of Example 1 and $91.26 in the case of Example 2. As shown in the examples 3 and 4, although the basket closing level has decreased 2% from the trade date to maturity on an absolute basis (approximately 0.67% on an annualized basis) in both cases, the amount in cash that we would deliver for each $50 face amount of your notes at maturity would be approximately $46.28 in the case of Example 3 and $46.54 in the case of Example 4. Thus, the amount payable on your notes at maturity will depend not only upon the final basket level, but also upon the fluctuations of the basket closing level before arriving at the final basket level.

We cannot predict the final basket level on the determination date or the valuation basket level on any redemption valuation date or the market value of your notes, nor can we predict the relationship between the basket closing level and the market value of your notes at any time prior to the stated maturity date. The amount that a holder of the offered notes will receive at maturity or upon redemption, as the case may be, and the rate of return on the offered notes will depend on the final basket level or the valuation basket level, as the case may be, determined by the calculation agent as described above and the daily basket closing levels over the life of your notes. Moreover, the assumptions on which the hypothetical returns are based may turn out to be inaccurate. Consequently, the amount, in cash to be paid in respect of your notes, if any, on the stated maturity date or the applicable redemption date, as applicable, may be very different from the information reflected in the tables above.

     The following table demonstrates the effect that a basket adjustment amount shortfall could have on the quarterly distribution amounts that you may receive. The numbers in the first and second column from the left represent the number of years and quarters, respectively, elapsed from the trade date. The numbers in the third column represent hypothetical basket closing levels. The amounts in the fourth column represent the reference distribution amounts per quarter for each $50 face amount of your notes and the amounts in the fifth column represent the basket adjustment amounts per quarter for each $50 face amount of your notes. The sixth column shows the distribution amount you would receive, if any, per $50 face amount of your notes, per quarter and is calculated by subtracting the basket adjustment amount for the quarter in the fifth column from the reference distribution amount for the quarter in the fourth column, if such result is positive. The distribution amounts are also reduced by any basket adjustment amount shortfall for the immediately preceding quarter. The rightmost column represents the basket adjustment amount shortfall that would result, and be carried forward to the next distribution valuation date, if the basket adjustment amount exceeded the reference distribution amount for any quarter.

Example 5:

Year	Quarter End	Hypothetical Basket Closing Level as Percentage of Initial Basket Level	Reference Distribution Amount	Basket Adjustment Amount	Distribution Amount	Basket Adjustment Amount Shortfall
0	0	n/a	n/a	n/a	n/a	n/a
1	1	104%	0.95	0.195	$0.76	$0.00
	2	112%	1.50	0.210	$1.29	$0.00
	3	108%	1.05	0.203	$0.85	$0.00
	4	110%	0.80	0.206	$0.59	$0.00
2	5	112%	4.00	0.210	$3.79	$0.00
	6	116%	3.64	0.218	$3.42	$0.00
	7	113%	0.10	0.212	$0.00	$0.11
	8	120%	1.80	0.225	$1.46	$0.00
3	9	136%	2.00	0.255	$1.75	$0.00
	10	128%	0.04	0.240	$0.00	$0.20
	11	124%	0.06	0.233	$0.00	$0.37
	12	144%	2.20	0.270	$1.56	$0.00

     As shown in Example 5 above, any payment of a distribution amount will depend on whether, for any given quarter, the reference distribution amount for that quarter exceeds the basket adjustment amount for that quarter plus any applicable basket adjustment amount shortfall. In the first section of the table above, the reference distribution amount exceeds the basket adjustment amount each quarter and no basket adjustment amount shortfall occurs. As a result, each quarter, a payment of a distribution amount would be made in cash in an amount equal to the difference between the reference distribution amount minus the basket adjustment amount. As shown in the table above, a basket adjustment amount shortfall occurs in the 7th quarter. As a result, no distribution payment would be made that quarter and any distribution amount in the next quarter would be reduced by the basket adjustment amount shortfall. During the third year of this example, a basket adjustment amount shortfall occurs in two consecutive quarters, during which no distribution amounts would be paid. Each basket adjustment amount shortfall would be carried forward to the next quarter until it is satisfied. The distribution amount in the 12th quarter would therefore be reduced by the accumulated basket adjustment amount shortfall.

     The following table demonstrates the effect that a basket adjustment amount shortfall could have on the payment, if any, that you may receive at maturity. The numbers in the first and second columns from the left represent the number of years and quarters, respectively, elapsed from the trade date. The numbers in the third column represent hypothetical basket closing levels. The amounts in the fourth column represent the reference distribution amounts per quarter for each $50 face amount of your notes and the amounts in the fifth column represent the basket adjustment amounts per quarter and at maturity for each $50 face amount of your notes. The sixth column shows the distribution amount you would receive, per $50 face amount of your notes, per quarter and at maturity and is calculated by subtracting the basket adjustment amount for the quarter in the fifth column from the reference distribution amount for the quarter in the fourth column. The distribution amounts are also reduced by any applicable basket adjustment amount shortfall. The seventh column represents the basket adjustment amount shortfall that would result in any quarter if the basket adjustment amount for that quarter exceeded the reference distribution amount for that quarter. Any basket adjustment amount shortfall that is not satisfied in the relevant quarter would be carried forward to the next quarter until the final distribution valuation date, which is the determination date. The rightmost column represents the amount payable for each $50 face amount of your notes at maturity.

Example 6:

Year	Quarter End	Hypothetical Basket Closing Level as Percentage of Initial Basket Level	Reference Distribution Amount	Basket Adjustment Amount	Distribution Amount	Basket Adjustment Amount Shortfall	Hypothetical Amount Payable for each $50 Face Amount of Your Notes
5	9	136%	2.00	0.255	$1.75	$0.00	n/a
	10	128%	2.40	0.240	$2.16	$0.00	n/a
	11	124%	0.06	0.233	$0.00	$0.17	n/a
	12	144%	0.18	0.270	$0.00	$0.26	$71.56
	(Maturity)

     We will make two payments on the stated maturity date. First, for each $50 in principal amount that you hold on the regular record date, we will pay you the distribution amount in an amount equal to the reference distribution amount for the final quarter minus the applicable basket adjustment amount for that quarter, which will include any basket adjustment amount shortfalls from previous quarters that have not been satisfied. Second, for each $50 in principal amount that you hold, we will pay you the return on your principal, based on the performance of the basket from the initial basket level to the final basket level minus any basket adjustment amount shortfall from the last distribution valuation date (which is the determination date). Because you will participate in any distributions made by the basket funds during the last quarter through any distribution amount you may receive, the final basket level that will be used to calculate any payment on your principal will not include the amount representing the reference distribution amount for the last quarter.

     In Example 6 above, a basket adjustment amount shortfall occurs in the final two quarters. As a result, you would not have received any distribution payments for the last two quarters of your note and the return on your principal at maturity would be reduced by the accumulated basket adjustment amount shortfall.

We can not predict the reference distribution amount or basket adjustment amount as of any quarter over the life of the notes. Those amounts will depend on the distributions actually made by the basket funds and the daily basket closing level, as determined by the calculation agent. Moreover, the assumptions on which the hypothetical amounts shown above are based may turn out to be inaccurate. Consequently, any distribution payment that may be made over the life of your notes may be very different form the information reflected in the tables above.

ADDITIONAL RISK FACTORS SPECIFIC TO YOUR NOTES

An investment in your notes is subject to the risks described below, as well as the risks described under “Considerations Relating to Indexed Securities” in the accompanying prospectus dated December 5, 2006. Your notes are a riskier investment than ordinary debt securities. Also, your notes are not equivalent to investing directly in the basket funds, i.e., the closed end funds comprising the basket to which your notes are linked. You should carefully consider whether the offered notes are suited to your particular circumstances.

The Principal of Your Notes Is Not Protected

     The amount you will be paid on your notes at the stated maturity date or on any redemption date, as the case may be, will depend on the final basket level on the determination date or the valuation basket level on the relevant redemption valuation date, respectively. In addition, the amount you receive upon redemption will be reduced by the basket adjustment amount for the basket adjustment period ending on the relevant redemption valuation date, and the amount you receive at maturity or upon redemption may be reduced by any basket adjustment amount shortfall for the applicable distribution period. Therefore, if the final basket level or any valuation basket level, as applicable, is not sufficiently greater on the determination date or the applicable redemption valuation date, respectively, than the initial basket level, then you will be paid less than the face amount of your notes. Depending on the basket closing level on the relevant date, you could lose a substantial portion and perhaps all of your investment.

     Also, the market price of your notes prior to the stated maturity date or the applicable redemption date, as the case may be, may be significantly lower than the purchase price you pay for your notes. Consequently, if you sell your notes before the stated maturity date or the applicable redemption date, as the case may be, you may receive far less than your investment in the offered notes.

Even If the Final Basket Level or Any Valuation Basket Level Exceeds the Initial Basket Level, You May Receive Less than the Face Amount of Your Notes

     Because the applicable basket adjustment amount, including any accumulated basket adjustment amount shortfall, reduces any payment you may receive upon redemption, and any basket adjustment amount shortfall may reduce any payment you may receive at maturity, the final basket level or any valuation basket level must exceed the initial basket level significantly in order for you to receive at least the face amount of your notes at maturity or upon redemption. If the final basket level or any valuation basket level does not increase sufficiently to offset the applicable basket adjustment amount or basket adjustment amount shortfall, as the case may be, you will receive less than the face amount of your notes at maturity or upon redemption.

Concentration Risks Associated with the Basket May Adversely Affect the Market Price of the Notes

     Because the basket tracks the performance of a portfolio of closed end funds, it is less diversified than other investment portfolios that invest in a broader range of products and, therefore, could experience greater volatility. Additionally, the basket funds may be concentrated in a limited number of sectors or follow a limited number of strategies. An investment in the notes may therefore carry risks similar to a concentrated securities investment in a limited number of industries, sectors or strategies. See “The Basket Funds – Risks Associated with Closed End Funds” below for a discussion of certain risks associated with investments in closed end funds generally.

Except that the Basket Adjustment Amount on Your Notes Accumulates on a Daily Basis for Each Distribution Period, the Amount Payable on Your Notes Is Not Linked to the Basket Closing Level at Any Time Other than the Determination Date or the Applicable Redemption Valuation Date

     The final basket level and any valuation basket level will be based on the basket closing level on the determination date or the applicable redemption valuation date, respectively (subject to adjustments in case of market disruption or non-trading days). Therefore, if the basket closing level dropped precipitously on the determination date or a redemption valuation date, the amount payable on your notes at maturity or upon redemption may be significantly less than it would have been had such amount been linked to the basket closing level prior to such drop in the basket closing level. Although the actual basket closing level on the stated maturity date, at any redemption date or at other times during the life of your notes may be higher than the final basket level or the valuation basket level, as applicable, you will not benefit from the basket closing level at any time other than on the determination date or the applicable redemption valuation date, respectively, without regard to any distribution payments. However, since the basket adjustment amount will be calculated and accumulated for each distribution period, the daily fluctuation of the basket closing level on days prior to the stated maturity date or redemption date, as the case may be, will affect the amount payable on your notes on such limited basis.

The Basket Closing Level Will Drop by the Accumulated Distribution Level on a Quarterly Basis

     The accumulated distribution level on any trading day is determined based on the weighted sum of aggregate cash value of distributions made with respect to the basket funds, effective on the applicable ex-dividend date, during the period from and including the first day of the applicable distribution period to such trading day. Therefore, the basket closing level on the first day of a distribution period (which will be a day immediately following a distribution valuation date for any distribution period except the initial distribution period), assuming such day is a trading day, will be lower than the basket closing level on the immediately preceding trading day (which will be a distribution valuation date) even if the closing prices of the basket funds remain the same, if the accumulated distribution level on such immediately preceding trading day was a positive amount. If you choose to redeem your note immediately following a distribution valuation date, the basket closing level on the applicable redemption valuation date may be lower than it was immediately before such date.

There May Be No Distribution Payment on Your Notes

     You will receive a quarterly distribution payment on your notes only if, on the relevant distribution valuation date, the reference distribution amount exceeds the applicable basket adjustment amount. If any basket adjustment amount shortfall occurs as of a distribution valuation date, you will not receive a distribution payment on the corresponding distribution payment date and any basket adjustment amount shortfall will be added to the basket adjustment amount applicable to the next distribution valuation date.

     Even if the amount payable on your notes on any distribution payment dates and at maturity or upon redemption, as the case may be, exceeds the face amount of your notes, the overall return you earn on your notes may be less than you would have earned by investing in a non-indexed debt security of comparable maturity that bears interest at a prevailing market rate. Because the basket adjustment amount will be calculated based on, among other factors, the basket factor for the relevant day, higher basket closing levels on any given day will result in a higher basket adjustment amount on such day, which will lower and perhaps preclude any distribution payment on your notes.

     You must hold your note on the regular record date in order to receive any distribution payment on the corresponding distribution payment date.

The Lower Performance of One or More Basket Funds May Offset a Higher Performance in the Other Basket Funds

     The basket is composed of 26 closed end funds which are not equally weighted. Declines in the share price of, or the cash value of distributions made with respect to, one or more basket funds may offset the increases in price or value of other basket funds. As a result, the return on the basket, and thus on your notes, may be reduced or eliminated, which will have the effect of reducing the amount payable in respect of your notes on any distribution payment date and at maturity or upon redemption.

The Market Value of Your Notes May Be Influenced by Many Factors That Are Unpredictable and Interrelated in Complex Ways

     When we refer to the market value of your notes, we mean the value that you could receive for your notes if you chose to sell it in the open market before the stated maturity date. A number of factors, many of which are beyond our control, will influence the market value of your notes, including:

  the basket closing level;

  the volatility – i.e., the frequency and magnitude of changes in the basket closing level;

  economic, financial, regulatory and political, military or other events that affect closed end funds generally and the market segments of which the basket funds are a part, and which may affect the basket closing level;

  interest rate and yield rates in the market;

  the time remaining until your notes mature; and

  our creditworthiness.

     These factors will influence the price you will receive if you sell your notes before maturity. If you sell your notes before maturity, you may receive less than the face amount of your notes.

     You cannot predict the future performance of any basket fund based on its historical performance. The actual performance of the basket over the life of the offered notes, as well as the amount payable on the stated maturity date, may bear little or no relation to the historical levels of any of the basket funds or to the hypothetical return examples shown elsewhere in this prospectus supplement.

If the Basket Closing Level Changes, the Market Value of Your Notes May Not Change in the Same Manner

     Your notes may trade quite differently from the performance of the basket. Changes in the basket closing level may not result in a comparable change in the market value of your notes. Even if the basket closing level increases above the initial basket level during the life of the offered notes, the market value of your notes may not increase by the same amount. We discuss some of the reasons for this disparity under “— The Market Value of Your Notes May Be Influenced by Many Factors That Are Unpredictable and Interrelated in Complex Ways” above.

Trading and Other Transactions by Goldman Sachs in Instruments Linked to the Basket or Basket Funds May Impair the Value of Your Notes

     As we describe under “Use of Proceeds and Hedging” below, we, through Goldman, Sachs & Co. or one or more of our other affiliates, expect to hedge our obligations under the offered notes by purchasing the basket funds or futures and other instruments linked to the basket or basket funds. We also expect to adjust the hedge by, among other things, purchasing or selling any of the foregoing, and perhaps other instruments linked to the basket or the basket funds at any time and from time to time, and to unwind the hedge by selling any of the foregoing, on or before the determination date for your notes. We may also enter into, adjust and unwind hedging transactions relating to other basket-linked notes whose returns are linked to changes in the basket closing level or one or more of the basket funds. Any of these hedging activities may adversely affect the basket closing level — by affecting the price of the basket funds — and, therefore, the market value of your notes and the amount we will pay, if any, for each of your notes at maturity or upon redemption. It is possible that we, through our affiliates, could receive substantial returns with respect to our hedging activities while the market value of your notes or the amount you will receive for each of your notes at maturity or upon redemption may decline. See “Use of Proceeds and Hedging” below for a further discussion of transactions in which we or one or more of our affiliates may engage.

     Goldman, Sachs & Co. and our other affiliates may also engage in trading in one or more of the basket funds or instruments whose returns are linked to the basket or basket funds for their proprietary accounts, for other accounts under their management or to facilitate transactions, including block transactions, on behalf of customers. Any of these activities of Goldman, Sachs & Co. or our other affiliates could adversely affect the basket closing level — by affecting the price of the basket funds — and, therefore, the market value of your notes and the amount we will pay, if any, for each of your notes at maturity or upon redemption. We may also issue, and Goldman, Sachs & Co. and our other affiliates may also issue or underwrite, other securities or financial or derivative instruments with returns linked to changes in the basket closing level or one or more of the basket funds. By introducing competing products into the marketplace in this manner, we or our affiliates could adversely affect the market value of your notes and the amount we will pay for each of your notes at maturity.

There Are Restrictions on the Minimum Number of Notes You May Redeem and on the Dates on Which You May Redeem Them

     You must redeem at least 50,000 notes at one time in order to exercise your right to redeem your notes on any redemption date. You may only redeem your notes on a redemption date if we receive a notice of redemption by e-mail from you by no later than 11:00 a.m., New York City time, on the business day prior to the applicable redemption valuation date and if we subsequently respond by a confirmation of redemption. If we do not receive your notice of redemption by 11:00 a.m., New York City time, on the business day prior to the applicable redemption valuation date or fail to confirm the redemption for any reason, your notes will not be deemed properly designated for redemption and we will not redeem your notes on the applicable redemption date. Your notice of redemption will not be effective until we confirm receipt. See “Specific Terms of Your Notes — Redemption Right” below for more information.

You Have No Rights with Respect to Basket Funds or Rights to Receive Any Basket Funds

     Investing in your notes will not make you a holder of any of the basket funds. Neither you nor any other holder or owner of your notes will have any rights with respect to any basket fund. Any amounts payable on your notes will be made in cash, and you will have no right to receive delivery of any basket fund.

Our Business Activities May Create Conflicts of Interest between Your Interest in Your Notes and Us

     As we have noted above, Goldman, Sachs & Co. and our other affiliates expect to engage in trading activities related to the basket and the basket funds that are not for your account or on your behalf. These trading activities may present a conflict between your interest in your notes and the interests Goldman, Sachs & Co. and our other affiliates will have in their proprietary accounts, in facilitating transactions, including block trades, for their customers and in accounts under their management. These trading activities, if they influence the basket closing level or any other factor that may affect the amount that may be paid on the stated maturity date or any redemption date, as applicable, could be adverse to your interests as a beneficial owner of your notes.

As Calculation Agent, Goldman Sachs International Will Have the Authority to Make Determinations that Could Affect the Value of Your Notes and the Amount You May Receive On the Stated Maturity Date or Any Redemption Date, As Applicable

     As calculation agent for your notes, Goldman Sachs International will have discretion in making various determinations that affect your notes, including determining the final basket level or any valuation basket level, as the case may be, which we will use to determine the amount we will pay, if any, on the stated maturity date or the applicable redemption date, respectively, and determining whether to postpone the determination date and the stated maturity date or the applicable redemption valuation date, as applicable, because of a market disruption event or non-trading days. See “Specific Terms of Your Notes” below. The exercise of this discretion by Goldman Sachs International could adversely affect the value of your notes and may present Goldman Sachs International with a conflict of interest of the kind described under “— Our Business Activities May Create Conflicts of Interest Between Your Interest in Your Notes and Us” above. We may change the calculation agent at any time without notice and Goldman Sachs International may resign as calculation agent at any time upon 60 days’ written notice to The Goldman Sachs Group, Inc.

Changes That Affect the Basket Funds Could Affect the Amount Payable on Your Notes and Their Market Value

     Certain changes affecting the basket funds, such as de-listing, termination, merger or other modification of any basket funds, could affect the market price of shares of such basket fund and, therefore, the amount payable on your notes on any distribution payment date and the stated maturity date or any redemption date, as applicable, and the market value of your notes during the life of your notes. If events such as these occur, or if the cash value of distribution(s) made with respect to any basket fund on any day or the closing price of shares of any basket fund on the last possible determination date or redemption valuation date, as applicable, is not available because of a market disruption event or for any other reason, the calculation agent — which initially will be Goldman Sachs International, our affiliate — may determine the cash value of distribution(s) made with respect to such basket fund on the relevant day or the closing price of one share of such basket fund on such last possible determination date or redemption valuation date, as applicable, and thus the amount payable on the applicable distribution payment date, the stated maturity date or the applicable redemption date — in a manner it considers appropriate, in its sole discretion. We describe the discretion that the calculation agent will have in determining the amount payable on your notes more fully under “Specific Terms of Your Notes — De-listing, Discontinuance or Modification of a Basket Fund” and “— Role of Calculation Agent” below.

Except to the Extent That Goldman, Sachs & Co. and One or More of Our Other Affiliates May Act as an Authorized Participant in the Distribution of Any of the Basket Funds, and, at Any Time, May Hold, Shares of Any of the Basket Funds, There Is No Affiliation between any of the Basket Funds and Us, and We Are Not Responsible for Any Disclosure by Any of the Basket Funds

     Goldman, Sachs & Co. and one or more of our other affiliates may act, from time to time, as authorized participants in the distribution of shares of any of the basket funds, and, at any time, may hold shares of any of the basket funds. Goldman Sachs is not otherwise affiliated with any of the basket funds.

     None of the basket funds are involved in this offering of your notes in any way and none of them have any obligation of any sort with respect to your notes. None of the basket funds have any obligation to take your interests into consideration for any reason, including when taking any actions that might affect the value of your notes.

Your Notes May Not Have an Active Trading Market

     Your notes will not be listed or displayed on any securities exchange or included in any interdealer market quotation system, and there may be little or no secondary market for your notes. Even if a secondary market for your notes develops, it may not provide significant liquidity and we expect that transaction costs in any secondary market would be high. As a result, the difference between bid and asked prices for your notes in any secondary market could be substantial.

The Liquidity of the Market for the Offered Notes May Vary Materially From Time to Time

     The aggregate principal amount of the notes outstanding could be reduced at any time by redemptions. Accordingly, the liquidity of the market for your notes could vary materially over the life of the notes. While you may elect to redeem your notes prior to maturity, any redemption will be subject to the conditions and procedures described elsewhere in this prospectus supplement, including the condition that you must redeem at least 50,000 notes at one time in order to exercise your right to redeem your notes.

The Calculation Agent Can Postpone the Determination Date or a Redemption Valuation Date If a Market Disruption Event or a Non-Trading Day Occurs

     If the calculation agent determines that, on the determination date or a redemption valuation date, as applicable, a market disruption event has occurred or is continuing with respect to any basket fund, or if such date is not a trading day, the determination date or such redemption valuation date, respectively, will be postponed until the first following trading day on which the market disruption event with respect to each such basket fund has ceased, but in no event, in the case of the determination date, by more than five business days, and in the case of a redemption valuation date, by more than three business days. Moreover, if the determination date or any redemption valuation date, as applicable, is postponed to the last possible day, but a market disruption event occurs or is continuing on that day with respect to the relevant basket fund, or if such date is not a trading day, that day will nevertheless be the determination date or such redemption valuation date, respectively. If the determination date or any redemption valuation date, as applicable, is postponed due to a market disruption event, the calculation agent will determine the final basket level or the valuation basket level, respectively, based on the procedures described under “Specific Terms of Your Notes — Consequences of a Market Disruption Event” below.

     In addition, if the calculation agent determines that the closing price of one share of any basket fund or any settlement price for such basket fund shares that must be used to determine the final basket level or the valuation basket level, as applicable, is not available on the determination date or the applicable redemption valuation date, respectively, for any other reason, except as described under “— De-Listing, Discontinuance or Modification of a Basket Fund” below, then the calculation agent will determine the final basket level or such valuation basket level, respectively, based on its assessment, made in its sole discretion, of the price of one share of such basket fund or relevant settlement price for such basket fund shares on such applicable day. On the other hand, if a market disruption event relating to one or more basket funds occurs or is continuing on any trading day, the calculation agent will be permitted (but not required) to make such adjustments in calculating the accumulated distribution level on such trading day as it believes are appropriate to ensure that the reference distribution amount for the applicable distribution period is equitable.

Certain Considerations for Insurance Companies and Employee Benefit Plans

     Any insurance company or fiduciary of a pension plan or other employee benefit plan that is subject to the prohibited transaction rules of the Employee Retirement Income Security Act of 1974, as amended, which we call “ERISA”, or the Internal Revenue Code of 1986, as amended, including an IRA or a Keogh plan (or a governmental plan to which similar prohibitions apply), and that is considering purchasing the offered notes with the assets of the insurance company or the assets of such a plan, should consult with its counsel regarding whether the purchase or holding of the offered notes could become a “prohibited transaction” under ERISA, the Internal Revenue Code or any substantially similar prohibition in light of the representations a purchaser or holder in any of the above categories is deemed to make by purchasing and holding the offered notes. This is discussed in more detail under “Employee Retirement Income Security Act” below.

The Tax Consequences of an Investment in Your Notes Are Uncertain

     The tax consequences of an investment in your notes are uncertain, both as to the timing and character of any inclusion in income in respect of your notes. We discuss these matters under “Supplemental Discussion of Federal Income Tax Consequences” below. Please also consult your own tax advisor concerning the U.S. federal income tax and any other applicable tax consequences to you of owning your notes in your particular circumstances.

     The terms of your notes require that you include the distribution payments on the notes in ordinary income in accordance with your regular method of accounting. You will be required to treat the distribution payments in such a manner despite the fact that (i) a portion of the distribution payments will be attributable to dividend payments on the basket funds that will constitute “qualified dividend income” or long-term capital gain dividends that are subject to tax at the tax rates applicable to long-term capital gains and (ii) there may be other possible treatments of the distribution payments that would be more advantageous to holders of the notes.

     It is likely, although the matter is not free from doubt, that the constructive ownership rules of Section 1260 of the Code could require you to treat all or a portion of the gain that you recognize upon the sale, redemption or maturity of your notes as ordinary income in which respect an interest charge would be imposed.

     In addition, the Internal Revenue Service announced on December 7, 2007 that it is reconsidering the tax treatment of structured notes, such as the offered notes, that are currently characterized as prepaid forward contracts, which could adversely affect the tax treatment and the value of your notes.

SPECIFIC TERMS OF YOUR NOTES

Please note that in this section entitled “Specific Terms of Your Notes”, references to “holders” mean those who own notes registered in their own names, on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in notes registered in street name or in notes issued in book-entry form through The Depository Trust Company. Please review the special considerations that apply to owners of beneficial interests in the accompanying prospectus, under “Legal Ownership and Book-Entry Issuance”.

     The offered notes are part of a series of debt securities, entitled “Medium-Term Notes, Series B”, that we may issue under the indenture from time to time as described in the accompanying prospectus. The offered notes are also “indexed debt securities”, as defined in the accompanying prospectus.

     This prospectus supplement summarizes specific financial and other terms that apply to the offered notes, including your notes; terms that apply generally to all Series B medium-term notes are described in “Description of Notes We May Offer” in the accompanying prospectus supplement. The terms described here supplement those described in the accompanying prospectus supplement and the accompanying prospectus and, if the terms described here are inconsistent with those described there, the terms described here are controlling.

     In addition to those terms described on the front cover page and in “Summary Information” beginning on page S-2 of this prospectus supplement, the following terms will apply to your notes:

     Specified currency:

  U.S. dollars (“$”)

     Form of note:

  global form only: yes, at DTC

  non-global form available: no

     Denominations: each note registered in the name of a holder must have a face amount of $50, or integral multiples of $50 in excess thereof

     Defeasance applies as follows:

  full defeasance: no

  covenant defeasance: no

     Other terms:

  the default amount will be payable on any acceleration of the maturity of your note as described under “— Special Calculation Provisions” below a business day for your note will not be the same as a business day for our other Series B medium-term notes, as described under “— Special Calculation Provisions” below a trading day for your note will have the meaning described under “— Special Calculation Provisions” below

     Please note that the information about the settlement or trade date, issue price, discounts or commissions and net proceeds to the issuer on the front cover page or elsewhere in this prospectus supplement relates only to the initial issuance and sale of the notes. If you have purchased your notes in a market-making transaction after the initial issuance and sale of the notes, any such relevant information about the sale to you will be provided in a separate confirmation of sale.

     We describe the terms of your notes in more detail below.

Basket, Basket Funds and Basket Fund Investment Advisors

     In this prospectus supplement, when we refer to the basket, we mean the weighted basket of closed end funds to which your notes are linked. When we refer to the basket funds as of any time, we mean the closed end funds that comprise the basket to which your notes are linked as then in effect, after giving effect to any additions, deletions or substitutions. When we refer to a basket fund investment advisor as of any time, we mean the entity, including any successor investment advisor, that manages the investment of the assets of the applicable basket fund as then effect.

Payment of Principal on Stated Maturity Date

     With respect to the notes that have not been redeemed, the amount payable, if any, on the stated maturity date for each $50 face amount will equal the cash settlement amount. The cash settlement amount will be amount in cash, if any, equal to the result of (1) the product of the $50 face amount times the result of (a) the basket factor on the determination date minus (b) the reference distribution factor for the last distribution period minus (2) the basket adjustment amount shortfall, if any, for the last distribution period. The cash settlement amount will never be less than zero.

     Therefore, without regard to the effect of the basket adjustment amount shortfall, if any, if the result of the basket factor on the determination date minus the reference distribution factor for the last distribution period is greater than one, the amount payable on your notes will exceed the outstanding face amount of your notes. On the other hand, if such result is less than one, you may lose some or all of the principal invested in your notes, and may receive no payment at all on the stated maturity date other than the last distribution payment, if any.

     Moreover, the amount payable at maturity will be reduced by any basket adjustment amount shortfall for the last distribution period, if any. Therefore, even if the result of the basket factor on the determination date minus the reference distribution factor for the last distribution period is greater than one, you may still lose a significant portion of the principal of your notes if the increase in such result is insufficient to cover the reduction in the amount payable by the basket adjustment amount shortfall for the last distribution period.

Basket factor

     Basket factor will equal:

  on the determination date, the quotient of the final basket level divided by the initial basket level;

  on any redemption valuation date, the quotient of the valuation basket level on such redemption valuation date divided by the initial basket level; or

  on any other trading day, the quotient of the basket closing level on such trading day divided by the initial basket level.

     The initial basket level is set at 100. The basket closing level with respect to a trading day equals the sum of (1) the accumulated distribution level on such trading day plus (2) the sum of the products, as calculated for each basket fund, of the closing price of one share of each basket fund on such trading day times the weighting multiplier for each such basket fund, subject to adjustment as provided under “— De-listing, Discontinuance or Modification of a Basket Fund” below. The final basket level equals the basket closing level on the determination date, and the valuation basket level with respect to a redemption valuation date equals the basket closing level on such redemption valuation date, in each case subject to adjustments as described under “— Consequences of a Market Disruption Event” below.

     The accumulated distribution level with respect to a trading day equals the sum of the products, as calculated for each basket fund, of the aggregate cash value of distribution(s) made with respect to one share of each basket fund, effective on the applicable ex-dividend date (which, for any dividend or other distributions with respect to any basket fund, shall mean the first day on which the shares of such basket fund trade without the right to receive such dividend or other distributions), from and including the first day of the applicable distribution period to and including such trading day times the weighting multiplier for each such basket fund, subject to adjustment as provided under “— Consequences of a Market Disruption Event” and “— De-listing, Discontinuance or Modification of a Basket Fund” below. The calculation agent will determine the aggregate cash value of distribution(s) made with respect to a basket fund during any period by adding all cash dividends and other distributions paid, and the cash value, determined in the sole judgment of the calculation agent, of any non-cash dividends and other distributions made, with respect to one share of such basket fund during such period.

     Weighting multiplier with respect to each basket fund will be set on the trade date, and will equal the quotient of (i) the product of the initial basket level times the weighting percentage for each such basket fund divided by (ii) the closing price of one share of such basket fund on the trade date. Weighting percentage with respect to each basket fund will be set on the trade date, and will be a positive percentage amount set forth under “The Basket Funds” on page S-33. The sum of the weighting percentage of all of the basket funds will always equal 100%.

     The distribution period, the reference distribution factor with respect to any distribution period and the basket adjustment amount shortfall for any distribution period are described under “— Distribution Payment” below.

Stated maturity date

     The stated maturity date will be set on the trade date and is expected to be approximately three years after the original issue date, unless that day is not a business day, in which case the stated maturity date will be the next following business day.

Determination date

     The determination date will be set on the trade date and is expected to be the tenth scheduled trading day prior to the originally scheduled stated maturity date, unless the calculation agent determines that a market disruption event with respect to any basket fund occurs or is continuing on the date that would otherwise be the determination date or that day is not a trading day. In that event, the determination date will be the first following trading day on which the calculation agent determines that the market disruption event with respect to each such basket fund has ceased. In no event, however, will the determination date be postponed by more than five business days. The determination date for your notes will not occur on a day that is not a trading day, except as described in the immediately preceding sentence. If the determination date is postponed until the last possible date, the calculation agent shall make all required calculations on such date in the manner described elsewhere in this prospectus supplement.

Distribution Payment

     In addition to the amount payable on your notes, if any, at maturity or upon redemption, as the case may be, quarterly payments on the notes, if any, will be made, which we refer to as the distribution payments. For each $50 face amount of the notes you hold on a regular record date, on the applicable distribution payment date, you will receive an amount in cash, if any, equal to the distribution amount for the applicable distribution period. The distribution amount with respect to a distribution period will be an amount in cash, if any, equal to:

  if the reference distribution amount for such distribution period is greater than the basket adjustment amount for such distribution period, the result of the reference distribution amount for such distribution period minus the basket adjustment amount for such distribution period; or

  if the reference distribution amount for such distribution period is equal to or less than the basket adjustment amount for such distribution period, zero.

     The reference distribution amount with respect to a distribution period will be an amount in cash, if any, equal to the product of the $50 face amount times the reference distribution factor for such distribution period. The reference distribution factor with respect to a distribution period will equal the quotient of the accumulated distribution level on the last day of such distribution period divided by the initial basket level.

Basket adjustment amount

     The basket adjustment amount with respect to a basket adjustment period will be an amount in cash, if any, equal to the sum of (1) the sum of the daily basket adjustment amounts on each calendar day included in such basket adjustment period plus (2) the basket adjustment amount shortfall, if any, for the distribution period immediately preceding such basket adjustment period. The basket adjustment amount that will reduce any distribution payment will inure to our benefit and enable us to profit from the notes. The basket adjustment period for the purpose of calculating the basket adjustment amount for a distribution period will equal such distribution period, while the basket adjustment period for the purpose of calculating the basket adjustment amount for early redemption amount (as described under “— Payment on Redemption Date” below) will equal the period from but excluding the immediately preceding distribution valuation date to and including the applicable redemption valuation date.

     The daily basket adjustment amount on any given calendar day will be an amount in cash equal to the result of (1) 1.5% times (2) the $50 face amount times (3) the basket factor for such calendar day (or, if such calendar day is not a trading day, the basket factor for the immediately preceding trading day) divided by (4) 365.

Basket adjustment amount shortfall

     The basket adjustment amount shortfall with respect to a distribution period will equal:

  if the reference distribution amount for such distribution period is greater than or equal to the basket adjustment amount for such distribution period, zero; or

  if the reference distribution amount for such distribution period is less than the basket adjustment amount for such distribution period, the result of the basket adjustment amount for such distribution period minus the reference distribution amount for such distribution period.

     As described under “— Basket adjustment amount” above, the basket adjustment amount shortfall with respect to a distribution period will be added to the sum of daily basket adjustment amounts of the next distribution period to determine the basket adjustment amount of such next distribution period. Therefore, the basket adjustment amount shortfall of a distribution period, or a part thereof, will continue to accumulate as of each distribution valuation date until it is satisfied in full against a reference distribution amount or the determination date or the applicable redemption valuation date (when it will be subtracted from the amount payable at maturity or upon redemption, if any).

Distribution valuation dates; distribution period; regular record dates; distribution payment dates

     The distribution valuation dates will be, (1) if prior to the determination date, the last trading day of the month in March, June, September and December of each year and (2) the determination date. We refer to a distribution period as the period from but excluding a distribution valuation date (or, with respect to the initial distribution period, the trade date) to and including the immediately following distribution valuation date. The regular record date with respect to a distribution valuation date will be the third business day following such distribution valuation date. The distribution payment date with respect to a distribution valuation date other than the last distribution valuation date will be the tenth business day following such distribution valuation date, while the distribution payment date with respect to the last distribution valuation date will always occur on the stated maturity date.

Payment on Redemption Date

     Subject to the notification requirements described under “— Redemption Requirements” below, if you elect to require us to redeem any notes, we will pay you on the applicable redemption date, for each $50 face amount of the notes being redeemed, an amount in cash, if any, equal to the early redemption amount. The early redemption date with respect to a redemption valuation date that does not fall on a distribution valuation date will be an amount in cash, if any, equal to the result of (1) the product of the $50 face amount times the basket factor on such redemption valuation date minus (2) the basket adjustment amount for the basket adjustment period ending on such redemption valuation date. On the other hand, the early redemption date with respect to a redemption valuation date that falls on a distribution valuation date will be an amount in cash, if any, equal to the result of (1) the product of the $50 face amount times the result of (a) the basket factor on such redemption valuation date minus (b) the reference distribution factor for the distribution period ending on such redemption valuation date minus (2) the basket adjustment amount shortfall, if any, for the distribution period ending on such redemption valuation date. In either case, an early redemption amount will never be less than zero.

     Therefore, without regard to the effect of the basket adjustment amount, if the basket factor on the applicable redemption valuation date (or, such basket factor reduced by the reference distribution factor for the distribution period ending on such redemption valuation date, if the redemption valuation date falls on a distribution valuation date) is greater than one, the amount payable on your notes will exceed the outstanding face amount of your notes being redeemed. On the other hand, if such basket factor (or such reduced basket factor, as the case may be) is less than one, you may lose some or all of the principal invested in your notes being redeemed, and may receive no payment at all on the applicable redemption date.

     Moreover, the amount payable upon redemption will be reduced by the basket adjustment amount for the basket adjustment period ending on the applicable redemption valuation date (which includes any basket adjustment amount shortfall for the distribution period immediately preceding such basket adjustment period). Therefore, even if such basket factor (or such reduced basket factor, as the case may be) on the applicable redemption valuation date is greater than one, you may still lose a significant portion of the principal of your notes if the increase in such basket factor (or such reduced basket factor, as the case may be) is insufficient to cover the reduction in the amount payable by the basket adjustment amount during the basket adjustment period ending on the applicable redemption valuation date.

Redemption valuation date

     The redemption valuation dates will be each Thursday that falls within the period from and excluding the original issue date to and including the final redemption valuation date. If, however, the calculation agent determines that a market disruption event with respect to any basket fund occurs or is continuing on the date that would otherwise be a redemption valuation date or that day is not a trading day, such redemption valuation date will occur on the first following trading day on which the calculation agent determines that the market disruption event with respect to each such basket fund has ceased. In no event, however, will any redemption valuation date be postponed by more than three business days. No redemption valuation date for your notes will occur on a day that is not a trading day, except as described in the immediately preceding sentence. If a redemption valuation date is postponed until the last possible date, the calculation agent shall make all required calculations on such date in the manner described elsewhere in this prospectus supplement.

     The final redemption valuation date will be set on the trade date, and is expected to be the Thursday immediately prior to the originally scheduled determination date.

Redemption date

     The redemption date with respect to a redemption valuation date will be the third business day following such redemption valuation date.

Consequences of a Market Disruption Event

     If a market disruption event relating to one or more basket funds occurs or is continuing on the originally scheduled determination date or the applicable originally scheduled redemption valuation date (in each case, if that day is not a trading day, then the following trading day), as applicable, the calculation agent will calculate the final basket level or the applicable valuation basket level, respectively, by using:

  for each basket fund with respect to which a market disruption event does not occur and is not continuing on such originally scheduled date, the closing price of one share of such basket fund on such originally scheduled date, and for each basket fund with respect to which a market disruption event occurs or is continuing on such originally scheduled date, the closing price of one share of such basket fund on the first succeeding trading day on which no market disruption event occurs or is continuing with respect to such basket fund; however, if such day occurs more than five business days after the originally scheduled determination date or three business days after the applicable originally scheduled redemption valuation date, as the case may be, the calculation agent shall determine the closing price of one share of such basket fund on the fifth business day after the originally scheduled determination date or the third business day after the applicable originally scheduled redemption valuation date, respectively, taking into consideration the latest available closing price of one share of such basket fund and any other information deemed relevant by the calculation agent.

     If the calculation agent determines that the basket closing level or any closing price that must be used to determine the final basket level or valuation basket level, as applicable, is not available on the determination date or a redemption valuation date, as the case may be, for any other reason, except as described under “— De-Listing, Discontinuance or Modification of a Basket Fund” below, then the calculation agent will determine the final basket level or valuation basket level, as applicable, based on its assessment, made in its sole discretion, of the basket closing level or any relevant closing price on such applicable day.

     On the other hand, if a market disruption event relating to one or more basket funds occurs or is continuing on any trading day, the calculation agent will be permitted (but not required) to make such adjustments in calculating the accumulated distribution level on such trading day as it believes are appropriate to ensure that the reference distribution amount for the applicable distribution period is equitable.

De-Listing, Discontinuance or Modification of a Basket Fund

     If a basket fund is de-listed, voluntarily or otherwise, from the primary securities exchange on which its shares trade, the basket fund will be removed from the basket after the market close of the effective date of de-listing, as determined by the calculation agent, and concurrently, the corresponding weighting will be allocated to the remaining basket funds on a pro rata basis. A change in the primary exchange of a basket fund (e.g., if a fund is de-listed from the American Stock Exchange and simultaneously is listed on the New York Stock Exchange) will have no effect on the basket fund’s inclusion or weighting in the basket.

     If a basket fund terminates (e.g. if a basket fund converts into an open-ended fund), the basket fund will be removed from the basket after market close of the effective date of the termination, as determined by the calculation agent, and, concurrently, the corresponding weighting will be allocated to the remaining basket funds on a pro rata basis.

     In the event of a merger between two basket funds, the surviving fund will assume the aggregate weighting of both basket funds up to a maximum weighting of 5% as of the effective date of the merger. Any excess weighting above 5% will be redistributed among the other basket funds on a pro rata basis.

     If at any time the assets underlying a basket fund is changed in a material respect, or if a basket fund in any other way is modified so that it does not, in the opinion of the calculation agent, fairly represent the price of such basket fund had those changes or modifications not been made, then, from and after that time, the calculation agent will make those calculations and adjustments as, in the sole judgment of the calculation agent, may be necessary in order to arrive at a price of a closed end fund comparable to such basket fund, as if those changes or modifications had not been made, and calculate the closing prices with reference to shares of such basket fund, as adjusted. Accordingly, if a basket fund is modified in a way that the price of its shares is a fraction or multiple of what it would have been if it had not been modified (e.g., due to a split or a reverse split), then the calculation agent will adjust the price in order to arrive at a price of the shares of such basket fund as if it had not been modified (e.g., as if the split or the reverse split had not occurred). The calculation agent also may determine that no adjustment is required by the modification of the method of calculation.

     All determinations and adjustments to be made by the calculation agent with respect to any basket fund may be made by the calculation agent in its sole discretion. The calculation agent is not obligated to make any such adjustments.

Default Amount on Acceleration

     If an event of default occurs and the maturity of your notes is accelerated, we will pay the default amount in respect of the principal of your notes at the maturity, instead of the amount payable on the stated maturity date as described earlier. We describe the default amount under “— Special Calculation Provisions” below.

     For the purpose of determining whether the holders of our Series B medium-term notes, which include the offered notes, are entitled to take any action under the indenture, we will treat the outstanding face amount of each offered note as the outstanding principal amount of that note. Although the terms of the offered notes differ from those of the other Series B medium-term notes, holders of specified percentages in principal amount of all Series B medium-term notes, together in some cases with other series of our debt securities, will be able to take action affecting all the Series B medium-term notes, including the offered notes. This action may involve changing some of the terms that apply to the Series B medium-term notes, accelerating the maturity of the Series B medium-term notes after a default or waiving some of our obligations under the indenture. We discuss these matters in the accompanying prospectus under “Description of Debt Securities We May Offer — Default, Remedies and Waiver of Default” and “— Modification of the Debt Indentures and Waiver of Covenants”.

Manner of Payment

     Any payment on your notes at maturity will be made to an account designated by the holder of your notes and approved by us, or at the office of the trustee in New York City, but only when your notes are surrendered to the trustee at that office. We also may make any payment in accordance with the applicable procedures of the depositary.

Modified Business Day

     As described in the accompanying prospectus, any payment on your notes that would otherwise be due on a day that is not a business day may instead be paid on the next day that is a business day, with the same effect as if paid on the original due date. For your notes, however, the term business day may have a different meaning than it does for other Series B medium-term notes. We discuss this term under “— Special Calculation Provisions” below.

Role of Calculation Agent

     The calculation agent in its sole discretion will make all determinations regarding the basket funds, market disruption events, business days, trading days, postponement of the determination date and the stated maturity date or a redemption valuation date, the final basket level, the valuation basket level, the accumulated distribution level, the basket factor, the reference distribution amount, the basket adjustment amount, the basket adjustment amount shortfall, the cash settlement amount, the early redemption amount, the distribution amount, the default amount and the payment amount on your notes, if any, to be made on each distribution payment date and at maturity or redemption, as applicable. Absent manifest error, all determinations of the calculation agent will be final and binding on you and us, without any liability on the part of the calculation agent.

     Please note that Goldman Sachs International, our affiliate, is currently serving as the calculation agent as of the original issue date of your notes. We may change the calculation agent for your notes at any time after the original issue date without notice and Goldman Sachs International may resign as calculation agent at any time upon 60 days’ written notice to Goldman Sachs.

     The calculation agent will provide any amount to be calculated by the calculation agent as described elsewhere in this prospectus supplement, including the basket closing level, the reference distribution amount, the basket adjustment amount or the basket adjustment amount shortfall, in each case as of any day, upon request by a holder.

Redemption Right

     If the holder of your notes satisfies the conditions described under “— Redemption Requirements” below, the holder may elect to require us to redeem the outstanding face amount of your notes designated for redemption. If the holder does so, we will pay an amount in cash, if any, calculated in a manner as described under “— Payment on Redemption Date” and “— Manner of Payment” above.

     If you decide to redeem your notes, you will lose the right to receive any amount on your notes so redeemed on the stated maturity date, as described under “— Payment on Stated Maturity Date” above.

Redemption Requirements

     To exercise the redemption right, you must instruct your broker or other person through which you hold your notes to take the following steps:

  send a notice of redemption, substantially in the form attached as Annex A to this prospectus supplement to us via e-mail by no later than 11:00 a.m. New York City time on the business day prior to the applicable redemption valuation date; if we receive your notice by the time specified in the preceding sentence, we will respond by sending you a form of confirmation of redemption, substantially in the form attached as Annex B;

  deliver the signed confirmation of redemption to us via facsimile in the specified form by 4:00 p.m. New York City time; we or our affiliate must acknowledge receipt in order for your confirmation to be effective;

  instruct your DTC custodian to book a delivery vs. payment trade with respect to your notes on the applicable redemption valuation date at a price equal to the applicable early redemption amount, facing Goldman, Sachs & Co. DTC 0005; and

  cause your DTC custodian to deliver the trade as booked for settlement via DTC at or prior to 10:00 a.m. New York City time on the redemption date with respect to such redemption valuation date.

  You must designate at least 50,000 notes for redemption.

     Different brokerage firms may have different deadlines for accepting instructions from their customers. Accordingly, you should consult the brokerage firm through which you own your interest in the offered notes in respect of such deadlines. If we do not receive your notice of redemption by 11:00 a.m., or your confirmation of redemption by 4:00 p.m., on the business day prior to the applicable redemption valuation date, your notice will not be effective and we will not redeem your notes on the applicable redemption date. Any redemption instructions for which we (or our affiliate) receive a valid confirmation in accordance with the procedures described above will be irrevocable.

     The calculation agent will, in its sole discretion, resolve any questions that may arise as to the validity of a notice of redemption or as to whether and when the required deliveries have been made. Once given, a notice of redemption may not be revoked.

Questions about the redemption requirements should be directed to e-mail address included in the attached notice of redemption.

Expiration of Redemption Right

     In all cases, the requirements described under “— Redemption Requirements” above must be satisfied no later than the business day prior to the final redemption valuation date. On the final redemption valuation date, the option to redeem will expire and may not be exercised, although the holder of the notes will be entitled to receive the amount payable, if any, on the stated maturity date or the redemption date with respect to the final redemption valuation date, as applicable, calculated in a manner as described under “— Payment on the Stated Maturity Date” or “— Payment on the Redemption Date” above and the distribution payment calculated in a manner as described under “— Distribution Payment” above, if any.

Special Calculation Provisions

Business Day

     When we refer to a business day with respect to your notes, we mean a day that is a business day as defined in the accompanying prospectus.

Trading Day

     When we refer to a trading day in this prospectus supplement, we mean a day on which (1) the offices of the calculation agent in The City of New York are open for business and (2) all trading facilities on which the basket funds are traded are open for trading.

Closing Price

     The closing price for any security on any day will equal the closing sale price or last reported sale price, regular way, for the security, on a per-share or other unit basis:

  on the principal national securities exchange on which that security is listed for trading on that day;

  if that security is not listed on any national securities exchange, on the NASDAQ Capital Market, the NASDAQ Global Market or the NASDAQ Global Select Market, as applicable, on that day; or

  if that security is not quoted on the NASDAQ Capital Market, the NASDAQ Global Market or the NASDAQ Global Select Market, as applicable, on that day, on any other U.S. national market system that is the primary market for the trading of that security.

     If that security is not listed or traded as described above, then the closing price for that security on any day will be the average, as determined by the calculation agent, of the bid prices for the security obtained from as many dealers in that security selected by the calculation agent as will make those bid prices available to the calculation agent. The number of dealers need not exceed three and may include the calculation agent or any of its or our affiliates.

Default Amount

     The default amount for your notes on any day will be an amount, in the specified currency for the principal of your notes, equal to the cost of having a qualified financial institution, of the kind and selected as described below, expressly assume all of our payment and other obligations with respect to your notes as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to your notes. That cost will equal:

  the lowest amount that a qualified financial institution would charge to effect this assumption or undertaking, plus the reasonable expenses, including reasonable attorneys’ fees, incurred by the holder of your note in preparing any documentation necessary for this assumption or undertaking.

     During the default quotation period for your notes, which we describe below, the holder and/or we may request a qualified financial institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest — or, if there is only one, the only — quotation obtained, and as to which notice is so given, during the default quotation period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the qualified financial institution providing the quotation and notify the other party in writing of those grounds within two business days after the last day of the default quotation period, in which case that quotation will be disregarded in determining the default amount.

Default Quotation Period

     The default quotation period is the period beginning on the day the default amount first becomes due and ending on the third business day after that day, unless:

  no quotation of the kind referred to above is obtained or

  every quotation of that kind obtained is objected to within five business days after the day the default amount first becomes due.

     If either of these two events occurs, the default quotation period will continue until the third business day after the first business day on which prompt notice of a quotation is given as described above. If that quotation is objected to as described above within five business days after that first business day, however, the default quotation period will continue as described in the prior sentence and this sentence.

     In any event, if the default quotation period and the subsequent two business day objection period have not ended before the determination date, then the default amount will equal the principal amount of your notes.

Qualified Financial Institutions

     For the purpose of determining the default amount at any time, a qualified financial institution must be a financial institution organized under the laws of any jurisdiction in the United States of America, Europe or Japan, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and is rated either:

  A-1 or higher by Standard & Poor’s Ratings Group or any successor, or any other comparable rating then used by that rating agency, or

  P-1 or higher by Moody’s Investors Service, Inc. or any successor, or any other comparable rating then used by that rating agency.

Market Disruption Event

     Any of the following will be a market disruption event with respect to a basket fund:

  a material limitation, suspension, or disruption of trading in such basket fund which results in a failure by the trading facility on which such basket fund is traded to report a closing price for such basket fund on the day on which such event occurs or any succeeding day on which it continues;

  the closing price for such basket fund is a “limit price”, which means that the closing price for such basket fund for a day has increased or decreased from the previous day’s closing price by the maximum amount permitted under applicable rules of the trading facility; or

  failure by the applicable trading facility or other price source to announce or publish the closing price for such basket fund.

     As is the case throughout this prospectus supplement, references to any basket fund in this description of market disruption events includes any successor basket fund as it may be modified, replaced or adjusted from time to time.

USE OF PROCEEDS AND HEDGING

     We will use the net proceeds we receive from the sale of the offered notes for the purposes we describe in the accompanying prospectus under “Use of Proceeds”. We or our affiliates may also use those proceeds in transactions intended to hedge our obligations under the offered notes as described below.

     In anticipation of the sale of the offered notes, we and/or our affiliates expect to enter into hedging transactions involving purchases of instruments linked to the basket or basket funds and indices designed to track the performance of the relevant fund markets or components of such markets on or before the trade date. In addition, from time to time after we issue the offered notes, we and/or our affiliates expect to enter into additional hedging transactions and to unwind those we have entered into, in connection with the offered notes and perhaps in connection with other index-linked notes we issue, some of which may have returns linked to the basket or the basket funds. Consequently, with regard to your notes, from time to time, we and/or our affiliates:

  expect to acquire, or dispose of positions in listed or over-the-counter options, futures or other instruments linked to the basket or some or all of the basket funds,

  may take or dispose of positions in the basket funds or future contracts relating thereto,

  may take or dispose of positions in listed or over-the-counter options or other instruments based on indices designed to track the performance of the relevant fund markets or components of such markets, and/or may take short positions in the basket funds or other securities of the kind described above — i.e., we and/or our affiliates may sell securities of the kind that we do not own or that we borrow for delivery to purchaser.

     We and/or our affiliates may acquire a long or short position in securities similar to your notes from time to time and may, in our or their sole discretion, hold or resell those securities.

     In the future, we and/or our affiliates expect to close out hedge positions relating to the offered notes and perhaps relating to other notes with returns linked to the basket or the basket funds. We expect these steps to involve sales of instruments linked to the basket on or shortly before the determination date. These steps may also involve sales and/or purchases of some or all of the basket funds, or listed or over-the-counter options, futures or other instruments linked to the basket, some or all of the basket funds or designed to track the performance of the relevant fund markets or components of such markets.

The hedging activity discussed above may adversely affect the market value of your notes from time to time and the amount we will pay on your notes at maturity. See “Additional Risk Factors Specific to Your Notes — Trading and Other Transactions by Goldman Sachs in Instruments Linked to the Basket or Basket Funds May Impair the Value of Your Notes” and “— Our Business Activities May Create Conflicts of Interest between Your Interests in Your Notes and Us” above for a discussion of these adverse effects.

THE BASKET FUNDS

     The return on your notes are linked to the performance of a basket of 26 closed end funds that are organized in the U.S. and are listed on U.S. securities exchanges (the New York Stock Exchange and the American Stock Exchange). The table below provides the name and ticker symbol of each basket fund, the primary exchange on which each such basket fund is traded and the weighting percentage and weighting multiplier applicable to each such basket fund.

     All of the basket funds are registered under the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, and their prospectuses are filed with the Securities and Exchange Commission (the “SEC”). Information provided to or filed with the SEC can be inspected and copied at the public reference facilities maintained by the SEC or through the SEC’s website at www.sec.gov. In addition, information regarding the basket funds, including their top portfolio holdings, may be obtained from other sources including, but not limited to, press releases, newspaper articles, other publicly disseminated documents, and the websites of the basket funds or their issuers. We are not incorporating by reference any such prospectus or other material files with the SEC or any information from other sources including the website or any material it includes in this prospectus supplement, the accompanying prospectus, dated December 5, 2006, or the accompanying prospectus supplement, dated December 5, 2006. Neither we nor any of our affiliates assumes any responsibility for the accuracy or the completeness of any information about the basket funds or the basket funds investment advisors. You, as an investor in your notes, should make your own investigation into the basket funds.

Closed End Fund	Primary Exchange	Ticker Symbol	Weighting Percentage	Weighting Multiplier (to be determined on the trade date)
Evergreen Income Advantage	AMEX	EAD Equity	5.00%
Western Asset High Income II	NYSE	HIX Equity	5.00%
BlackRock Limited Duration Income	NYSE	BLW Equity	5.00%
Western Asset High Income Opportunity	NYSE	HIO Equity	5.00%
BlackRock Corporate High Yield VI	NYSE	HYT Equity	5.00%
BlackRock Corporate High Yield V	NYSE	HYV Equity	5.00%
Dreyfus High Yield Strategies	NYSE	DHF Equity	5.00%
Western Asset Global High Income	NYSE	EHI Equity	5.00%
BlackRock Senior High Income	NYSE	ARK Equity	4.62%
Western Asset Managed High Income	NYSE	MHY Equity	5.00%
BlackRock Corporate High Yield III	NYSE	CYE Equity	5.00%
Lehman Brothers First Trust Income Opp	NYSE	LBC Equity	5.00%
First Trust Strategic High Income II	NYSE	FHY Equity	3.08%

Closed End Fund	Primary Exchange	Ticker Symbol	Weighting Percentage	Weighting Multiplier (to be determined on the trade date)
BlackRock Corporate High Yield	NYSE	COY Equity	5.00%
First Trust Strategic High Income	NYSE	FHI Equity	1.15%
Managed High Yield Plus	NYSE	HYF Equity	4.23%
Neuberger Income Opportunity	AMEX	NOX Equity	5.00%
Pacholder High Yield	AMEX	PHF Equity	0.38%
Credit Suisse High Yield Bond	AMEX	DHY Equity	1.92%
Credit Suisse Income	AMEX	CIK Equity	3.85%
DWS High Income	NYSE	KHI Equity	2.31%
Van Kampen High Income II	NYSE	VLT Equity	0.77%
New America High-Income	NYSE	HYB Equity	5.00%
BlackRock High-Income	NYSE	HIS Equity	2.69%
Prospect Street High Income	NYSE	PHY Equity	3.46%
Eaton Vance Credit Opportunities	NYSE	EOE Equity	1.54%

Closed End Funds

     Closed end funds are collective investment vehicles with a fixed number of shares that invest in equity or income-producing securities, including fixed-income underliers. There are currently over 600 closed end funds listed on securities exchanges in the United States, the majority of which are actively managed by an investment advisor. In the United States, closed end funds are regarded as investment companies by the SEC and are subject to regulation under the Investment Company Act of 1940, as amended.

     Closed end funds generally focus their investments in certain types of securities, sectors or strategies. Investment objectives could include high current income, tax-advantaged income, capital growth or balanced strategies. For more information on the risks associated with different closed end fund strategies, see “— Risks Associated with Closed End Funds” below.

     When they launch, closed end funds sell a fixed number of shares through an initial public offering, after which the shares might trade on a major stock exchange, similar to common stock. New shares are rarely issued after the closed end funds are launched (although subsequent offerings in various forms have been completed). Typically an investor can acquire shares in a closed end fund after the initial offering only by buying shares on a secondary market from a broker, market maker, or other investor.

     The price of a share in a closed end fund is determined by the price at which investors are willing to buy and sell shares in the market. The value of the investments in the closed end fund, or its net asset value, is only one factor that contributes to the market price. The net asset value is the total value of all of the securities in the closed end fund divided by the number of shares in the closed end fund. Supply and demand factors may cause the share price of a closed end fund to deviate from its net asset value. When the share price of a closed end fund is higher than its net asset value, it is said to be selling at a “premium”. When it is lower, it is said to be selling at a “discount” to the net asset value.

     Closed end funds often typically use leverage to enhance their returns, i.e., they borrow cash to invest and hope to earn a higher yield, and often employ risk-mitigating strategies to offset any potential investment losses.

Risks Associated with Closed End Funds

     Investments in closed end funds involve certain risks. Because your notes will be linked to a static basket of closed end funds and has no filter that diversifies the types of funds to which you have exposure, you should carefully consider the following risks associated with investments in closed end funds generally as well as sector concentration and strategic risks associated with investing in funds with specialized investment strategies.

Market Risk

     The prices of shares of closed end funds are sensitive to general movements in the stock market. A drop in the stock market may depress the prices of shares of closed end fund. Share prices, like other investments, may move up or down, sometimes rapidly and unpredictably. In addition, market prices of the shares of closed end funds may be affected by investors’ perceptions regarding closed end funds generally or their underlying investments.

Risk of Market Price Discount from Net Asset Value

     Shares of closed end funds frequently trade at a discount from their net asset value. This characteristic is a risk separate and distinct from the risk that net asset value could decrease as a result of investment activities. The amount of such discount from net asset value is subject to change from time to time in response to various factors. Whether investors in closed end funds will realize gains or losses upon the sale of shares will depend not upon the closed end funds net asset values, but entirely upon whether the market price of the shares at the time of sale is above or below an investor’s purchase price for the shares.

     The risk of market price discount may be greater for investors expecting to sell shares in closed end funds in a relatively short period following purchase in an offering. The shares’ net asset value will be reduced immediately following an offering by the sales load and the amount of organizational and offering expenses paid by the closed end fund. Because the market price of the shares will be determined by factors such as relative supply of and demand for shares in the market, general market and economic conditions, and other factors beyond the control of closed end funds generally, it can not be predicted whether the shares of closed end funds will trade at, above or below net asset value, or at, below or above their initial offering price.

Manager Risk

     The success of the strategy of any closed end fund is subject to the ability of the fund manager to achieve the closed end fund’s investment objective.

Dividend Risk

     Shares of closed end funds do not assure dividend payments. Dividends are paid only when declared by the boards of directors of closed end funds, and the level of dividends may vary over time. If a closed end fund reduces or eliminates the level of its regular dividends, this may cause the market price of the closed end fund’s share to fall.

Inflation Risk

     Inflation risk is the risk that the value of assets or income from investments will be worth less in the future as inflation decreases the value of money. As inflation increases, the real value of the shares of closed end funds and distributions can decline.

Non-Diversification Risk

     Certain closed end funds may be classified as “non-diversified” under the Investment Company Act of 1940. A non-diversified fund has the ability to invest more of its assets in securities of a single issuer than if it were classified as a “diversified” fund, which may increase volatility. If the closed end fund’s investment in an issuer represents a relatively significant percentage of the closed end fund’s portfolio, the value of the portfolio will be more impacted by a loss on that investment than if the portfolio were more diversified.

Risk of Anti-Takeover Provisions

     Closed end funds also may have provisions in their organizational documents that could have the effect of limiting the ability of other entities or persons to acquire control of the closed end fund or to modify its structure. The provisions may have the effect of depriving investors of an opportunity to sell shares of such closed end funds at a premium over prevailing market prices and may have the effect of inhibiting conversion of such closed end fund to an open-end fund.

Portfolio Turnover Risk

     A closed end fund may engage in portfolio trading when considered appropriate. There are generally no limits on the rate of portfolio turnover. Higher turnover rates result in correspondingly greater brokerage commissions and other transactional expenses which are borne by the applicable closed end fund, directly or through its investment in its underlying assets. Higher turnover rates also may be more likely to generate capital gains that must be distributed to holders, either as a result of a closed end fund’s receipt of capital gains from transactions or from other investments.

Market Disruption Risk

     The aftermath of the war in Iraq and the continuing occupation of Iraq, instability in the Middle East and terrorist attacks in the United States and around the world have resulted in recent market volatility and may have long-term effects on worldwide financial markets and may cause further economic uncertainties in the United States and worldwide. It is not known how long the securities markets will be affected by these events and can not predict the effects these or similar events in the future may have on securities markets.

Strategic Risk

     The following outlines the key risks of strategies pursued by certain closed end funds.

Interest Rate Risk

     Interest rate risk is the risk that the value of fixed income securities will fall if interest rates increase. These securities typically fall in value when interest rates rise and rise in value when interest rates fall. Fixed income securities with longer periods before maturity are often more sensitive to interest rate changes. If a closed end fund is leveraged (i.e., borrows for investment purposes) it may be expected to have greater interest rate sensitivity.

Credit Risk; High Yield Securities

     Credit risk is the risk that a borrower is unable to meet its obligation to pay principal or interest on a fixed income security. To the extent that a closed end fund invests in companies with lower-than-average credit quality, the closed end fund can be expected to experience a higher rate of defaults within its portfolio than if it invested in higher quality securities. Securities rated at the time of purchase BB or Ba and below by credit rating agencies such as S&P or Moody’s (or the unrated equivalent as determined by the investment manager) are considered “high yield” securities, sometimes known as “junk” bonds. High yield, lower quality securities are considered speculative and, compared to certain lower yielding, higher quality securities, tend to have more volatile prices and increased price sensitivity to changing interest rates and to adverse economic and business developments, greater risk of loss due to default or declining credit quality, greater likelihood that adverse economic or company specific events will make the issuer unable to make interest and/or principal payments, and greater susceptibility to negative market sentiments leading to depressed prices and decrease in liquidity.

     The companies that issue these securities often are highly leveraged, and their ability to service their debt obligations during an economic downturn or periods of rising interest rates may be impaired. In addition, these companies may not have access to more traditional methods of financing and may be unable to repay debt at maturity by refinancing. The risk of loss due to default in payment of interest or principal by these issuers is significantly greater than with higher quality securities because medium and lower quality securities generally are unsecured and subordinated to senior debt.

     Default, or the market’s perception that a high yield issuer is likely to default, could reduce the value and liquidity of the issuer’s securities. In addition, default may cause a closed end fund to incur expenses in seeking recovery of principal or interest on its portfolio holdings.

Leverage Risk

     Closed end funds may employ the use of leverage in their portfolios through the issuance of preferred stock, borrowing from banks or other methods. While this leverage often serves to increase yield, it also subjects a closed end fund to increased risks. These risks may include the likelihood of increased volatility and the possibility that a closed end funds’ common stock income will fall if the dividend rate on the preferred shares or the interest rate on any borrowings rises. The use of leverage is premised upon the expectation that the cost of leverage will be lower than the return on the investments made with the proceeds. However, if the income or capital appreciation from the securities purchased with such proceeds is not sufficient to cover the cost of leverage or if the closed end funds incur capital losses, the return to common stockholders, will be less than if leverage had not been used. There can be no assurance that a leveraging strategy will be successful during any period in which it is employed.

Senior Loans Risk

     The risks associated with senior loans are similar to the risks of junk bonds, although senior loans are typically senior and secured, whereas junk bonds are often subordinated and unsecured. Investments in senior loans are typically below investment grade and are considered speculative because of the credit risk of their issuers. Such companies are more likely to default on their payments of interest and principal owed, and such defaults could reduce a closed end fund’s net asset value and income distributions. An economic downturn generally leads to a higher non-payment rate, and a senior loan may lose significant value before a default occurs. There is no assurance that the liquidation of the collateral would satisfy the claims of the borrower’s obligations in the event of the nonpayment of scheduled interest or principal, or that the collateral could be readily liquidated.

     Economic and other events (whether real or perceived) can reduce the demand for certain senior loans or senior loans generally, which may reduce market prices. Senior loans and other debt securities are also subject to the risk of price declines and to increases in prevailing interest rates, although floating-rate debt instruments such as senior loans in which certain closed end funds may be expected to invest are substantially less exposed to this risk than fixed-rate debt instruments. No active trading market may exist for certain senior loans, which may impair the ability of closed end funds to realize full value in the event of the need to liquidate such assets. Adverse market conditions may impair the liquidity of some actively traded senior loans. Senior loans typically have a stated term of between five and nine years, and have rates of interest which typically are redetermined either daily, monthly, quarterly, or semi-annually. Longer interest rate reset periods generally increase fluctuations in value as a result of changes in market interest rates.

Convertible Securities Risk

     Convertible securities are bonds, debentures, notes, preferred securities or other securities that may be converted or exchanged (by the holder or the issuer) into shares of the underlying common stock (or cash or securities of equivalent value), either at a stated price or stated rate. Convertible securities have characteristics similar to both fixed income and equity securities. Convertible securities generally are subordinated to other similar but non-convertible securities of the same issuer, although convertible bonds, as corporate debt obligations, enjoy seniority in right of payment to all equity securities, and convertible preferred stock is senior to common stock, of the same issuer. Because of the subordination feature, however, convertible securities typically are considered to be lower quality than similar non-convertible securities.

     Although to a lesser extent than with fixed-income securities, the market value of convertible securities tends to decline as interest rates increase and, conversely, tends to increase as interest rates decline. In addition, because of the conversion feature, the market value of convertible securities tends to vary with fluctuations in the market value of the underlying common stock. A unique feature of convertible securities is that as the market price of the underlying common stock declines, convertible securities tend to trade increasingly on a yield basis, and so may not experience market value declines to the same extent as the underlying common stock. When the market price of the underlying common stock increases, the prices of the convertible securities tend to rise as a reflection of the value of the underlying common stock.

     Convertible securities provide for a stable stream of income with generally higher yields than common stocks, but there can be no assurance of current income, because the issuers of the convertible securities may default on their obligations. A convertible security, in addition to providing fixed income, offers the potential for capital appreciation through the conversion feature, which enables the holder to benefit from increases in the market price of the underlying common stock. There can be no assurance of capital appreciation, however, because securities prices fluctuate. Convertible securities generally offer lower interest or dividend yields than non-convertible securities of similar quality because of the potential for capital appreciation.

Preferred Securities Risk

     Traditional preferred securities pay fixed or adjustable rate dividends to investors, and have a “preference” over common stock in the payment of dividends and the liquidation of a company’s assets. However, in order to be payable, distributions on preferred securities must be declared by the issuer’s board of directors, and there is no assurance that dividends or distributions on the preferred securities in which a closed end fund may invest will be declared or otherwise made payable. Preferred stockholders usually have no right to vote for corporate directors or on other matters. Because the claim on an issuer’s earnings represented by preferred securities may become onerous when interest rates fall below the rate payable on such securities, the issuer may redeem the securities, and the closed end fund may be unable to acquire securities paying comparable rates with the redemption proceeds. Preferred securities fluctuate in value, often based on factors unrelated to the value of the issuer of the securities, and such fluctuations can be pronounced.

     Hybrid-preferred securities are generally in the form of interest-bearing notes with preferred securities characteristics, or are issued by an affiliated business trust of a corporation, generally in the form of beneficial interests in subordinated debentures or similarly structured securities. The hybrid-preferred securities market consists of both fixed and adjustable coupon rate securities that are either perpetual in nature or have stated maturity dates. Hybrid-preferred securities are typically junior and fully subordinated liabilities of an issuer or the beneficiary of a guarantee that is junior and fully subordinated to the other liabilities of the guarantor. In addition, hybrid-preferred securities typically permit an issuer to defer the payment of income for 18 months or more without triggering an event of default. Hybrid-preferred securities have many of the key characteristics of equity due to their subordinated position in an issuer’s capital structure and because their quality and value are heavily dependent on the profitability of the issuer rather than on any legal claims to specific assets or cash flows. Many hybrid-preferred securities are issued by trusts or other special purpose entities established by operating companies and are not a direct obligation of an operating company. At the time the trust or special purpose entity sells such preferred securities to investors, it purchases debt of the operating company. The trust or special purpose entity in turn would be a holder of the operating company’s debt and would have priority with respect to the operating company’s earnings and profits over the operating company’s common stockholders, but would typically be subordinated to other classes of the operating company’s debt. Typically a preferred share has a rating that is slightly below that of its corresponding operating company’s senior debt securities.

Mortgage-Related and Asset-Backed Securities Risk

     The risks associated with mortgage-related securities include: (1) credit risk associated with the performance of the underlying mortgage properties and of the borrowers owning these properties; (2) adverse changes in economic conditions and circumstances, which are more likely to have an adverse impact on mortgage-related securities secured by loans on certain types of commercial properties than on those secured by loans on residential properties; (3) prepayment risk, which can lead to significant fluctuations in value of the mortgage-related security; (4) loss of all or part of the premium, if any, paid; and (5) decline in the market value of the security, whether resulting from changes in interest rates or prepayments on the underlying mortgage collateral.

     Asset-backed securities involve certain risks in addition to those presented by mortgage-related securities:

     (1) primarily, these securities do not have the benefit of the same security interest in the underlying collateral as mortgage-related securities and are more dependent on the borrower’s ability to pay; (2) credit card receivables are generally unsecured, and the debtors are entitled to the protection of a number of state and federal consumer credit laws, many of which give debtors the right to set off certain amounts owed on the credit cards, thereby reducing the balance due; and (3) most issuers of automobile receivables permit the servicers to retain possession of the underlying obligations. If these obligations are sold to another party, there is a risk that the purchaser would acquire an interest superior to that of the holders of the related automobile receivables. In addition, because of the large number of vehicles involved in a typical issuance and technical requirements under state laws, the trustee for the holders of the automobile receivables may not have an effective security interest in all of the obligations backing such receivables. There is a possibility that recoveries on repossessed collateral may not, in some cases, be able to support payments on these securities.

Master Limited Partnerships Risk

     Certain closed end funds may invest in MLPs. An MLP generally has two classes of partners, the general partner and the limited partners. The general partner normally controls the MLP through an equity interest plus units that are subordinated to the common (publicly traded) units for an initial period and then only converting to common units if certain financial tests are met. As a motivation for the general partner to successfully manage the MLP and increase cash flows, the terms of most MLPs typically provide that the general partner receives a larger portion of the net income as distributions reach higher target levels, giving the general partner an incentive to streamline operations and undertake acquisitions and growth projects in order to increase distributions to all partners. MLP common units represent an equity ownership interest in a partnership, providing limited voting rights and entitling the holder to a share of the company’s success through distributions and/or capital appreciation. Unlike stockholders of a corporation, common unit holders do not elect directors annually and generally have the right to vote only on certain significant events, such as mergers, a sale of substantially all of the partnership assets, removal of the general partner or material amendments to the partnership agreement. Common unit holders generally have first right to a minimum quarterly distribution prior to distributions to the convertible subordinated unit holders or the general partner (including incentive distributions) and typically have arrearage rights if the minimum quarterly distribution is not met. In the event of liquidation, MLP common unit holders have first right to the partnership’s remaining assets after bondholders, other debt holders, and preferred unit holders have been paid in full.

     MLP common units trade on a national securities exchange or over-the-counter. MLP common units and other equity securities can be affected by macroeconomic and other factors affecting the stock market in general, expectations of interest rates, investor sentiment towards MLPs or the MLPs business sector, changes in a particular issuer’s financial condition, or unfavorable or unanticipated poor performance of a particular issuer (in the case of MLPs, generally measured in terms of distributable cash flow). Similar to other equity securities, prices of common units of individual MLPs and other equity securities can also be affected by fundamentals unique to the partnership or company, including earnings power and coverage ratios.

Call Risk

     Call risk is the risk that the issuer of a bond exercises rights it may have to redeem (or “call”) the bond, in whole or in part, prior to the stated maturity date. Bonds may be subject to greater call risk when interest rates are declining. In a declining interest rate environment, closed end funds will likely receive a lower interest rate upon the reinvestment of proceeds.

Equity Securities Risk

     Common stock holds the lowest priority in the capital structure of a company, and therefore takes the largest share of the company’s risk and its accompanying volatility. An adverse event, such as an unfavorable earnings report, may depress the value of a particular common stock. Also, prices of common stocks are sensitive to general market movements.

Dividend Risk

     Dividend payment risk is the risk that an issuer of a security is unwilling or unable to pay income on a security. Common stocks do not assure dividend payments. Common stockholders have a right to receive dividends only after the company has provided for payment of its creditors, bondholders and preferred stockholders. Dividends are paid only when declared by an issuer’s board of directors, and the amount of any dividend may vary over time.

Sector Concentration Risk

     Some closed end funds invest substantially, or even exclusively, in one sector or industry group and therefore carry risk of the particular sector or industry group. To the extent a closed end fund focuses its investments in a specific sector, such as real estate, energy or utilities, the closed end fund will be susceptible to adverse conditions and economic or regulatory occurrences affecting the sector or industry group, which tends to increase volatility and result in higher risk.

  Real Estate. Real property investments, including investments in REITs, are subject to varying degrees of risk. Property values may fall due to increasing vacancies or declining rents resulting from economic, legal, cultural or technological developments. The price of real estate company shares also may drop because of the failure of borrowers to pay their loans and poor management. Many real estate companies utilize leverage, which increases investment risk and could adversely affect a company’s operations and market value in periods of rising interest rates, as well as risks normally associated with debt financing. The yields available from investments in real estate depend on the amount of income and capital appreciation generated by the related properties. Income and real estate values also may be adversely affected by such factors as applicable laws, interest rate levels and the availability of financing. If the properties do not generate sufficient income to meet operating expenses, including, where applicable, debt service, ground lease payments, tenant improvements, third-party leasing commissions and other capital expenditures, the income and ability of the real estate company to make payments of any interest and principal on its debt securities will be adversely affected. In addition, real property may be subject to the quality of credit extended to and defaults by borrowers and tenants. The performance of the economy in the country and region in which real estate is located affects occupancy, market rental rates and expenses and, consequently, has an impact on the income from such properties and their underlying values. The financial results of major local employers also may have an impact on the cash flow and value of certain properties. In addition, real estate investments are relatively illiquid and, therefore, the ability of real estate companies to vary their portfolios promptly in response to changes in economic or other conditions is limited. A real estate company also may have joint venture investments in certain of its properties and, consequently, its ability to control decisions relating to these properties may be limited.

  Energy. The energy industry can be significantly affected by the supply of and demand for specific products and services, the supply and demand for oil and gas, the price of oil and gas, exploration and production spending, government regulation, world events and economic conditions. The natural resources industry can be significantly affected by events relating to international political developments, energy conservation, the success of exploration projects, commodity prices, and tax and government regulations. At times, the performance of securities of companies in the energy and natural resources industry will lag the performance of other industries or the broader market as a whole. Other risks inherent in investing in the energy and natural resources industry include those associated with: (1) the volatility of commodity prices; (2) a decrease in the production of natural gas, natural gas liquids, crude oil, coal or other energy commodities or a decrease in the volume of such commodities available for transportation, mining, processing, storage or distribution; (3) a decline in demand for such commodities; (4) the inability to cost-effectively acquire additional reserves sufficient to replace depletion in resources used by energy and natural resources companies; and (5) stricter laws, regulations or enforcement policies, which would likely increase compliance costs.

  Utilities. Issuers in the utility industry are subject to a variety of factors that may adversely affect their business or operations, including: (1) high interest costs in connection with capital construction and improvement programs; (2) difficulty in raising capital in adequate amounts on reasonable terms in periods of high inflation and unsettled capital markets; (3) governmental regulation of rates charged to customers; (4) costs associated with compliance with and changes in environmental and other regulations; (5) effects of economic slowdowns and surplus capacity; (6) increased competition from other providers of utility services; (7) inexperience with and potential losses resulting from a developing deregulatory environment; (8) costs associated with the reduced availability of certain types of fuel, occasionally reduced availability and high costs of natural gas for resale, and the effects of energy conservation policies; (9) effects of a national energy policy and lengthy delays and greatly increased costs and other problems associated with the design, construction, licensing, regulation and operation of nuclear facilities for electric generation, including, among other considerations, the problems associated with the use of radioactive materials and the disposal of radioactive wastes; (10) technological innovations that may render existing plants, equipment or products obsolete; and (11) potential impact of terrorist activities on the utility industry and its customers and the impact of natural or man-made disasters. Issuers in the utility industry may be subject to regulation by various governmental authorities and may be affected by the imposition of special tariffs and changes in tax laws, regulatory policies and accounting standards. In addition, there are substantial differences between the regulatory practices and policies of various jurisdictions, and any given regulatory agency may make major shifts in policy from time to time. There is no assurance that regulatory authorities will, in the future, grant rate increases or that such increases will be adequate to permit the payment of dividends on preferred or common stocks. Prolonged changes in climatic conditions can also have a significant impact on both the revenues of an electric or gas utility as well as its expenses.

     This description of risks associated with certain sectors does not include all sectors in which closed end funds may invest or focus, and there is no assurance that any basket fund will invest or focus in these sectors.

Covered Call Writing Risk

     Some closed end funds engage in a strategy known as “covered call option writing,” which is designed to produce income from option premiums and offset a portion of a market decline in the underlying security. The writer (seller) of a covered call option forgoes, during the option’s life, the opportunity to profit from increases in the market value of the security covering the call option above the sum of the premium and the strike price of the call, but has retained the risk of loss should the price of the underlying security decline. The writer of an option has no control over the time when it may be required to fulfill its obligation as a writer of the option. Once an option writer has received an exercise notice, it can not effect a closing purchase transaction in order to terminate its obligation under the option and must deliver the underlying security at the exercise price.

Foreign Issuer Risk

     Some of the securities held by certain closed end funds may be issued by foreign issuers. These funds carry more risks than if they only invested in securities of domestic issuers. Risks of foreign issuers include restrictions on foreign investment and inadequate financial information. Foreign securities may also be affected by market and political factors specific to the issuer’s country as well as fluctuations in foreign currency exchange rates. The value of non-U.S. dollar denominated securities will decline if the foreign currencies weaken. Risks associated with investing in foreign securities may be more pronounced in emerging markets where the securities markets are substantially smaller, less developed, less liquid, less regulated, and more volatile than the securities markets of the United States and developed foreign markets. Investments in debt securities of foreign governments present special risks, including the fact that issuers may be unable or unwilling to repay principal and/or interest when due in accordance with the terms of such debt, or may be unable to make such repayments when due in the currency required under the terms of the debt. Political, economic and social events also may have a greater impact on the price of debt securities issued by foreign governments than on the price of U.S. securities. In addition, brokerage and other transaction costs on foreign securities exchanges are often higher than in the United States and there is generally less government supervision and regulation of exchanges, brokers and issuers in foreign countries.

REITs Risk

     A REIT is a corporation, or a business trust that would otherwise be taxed as a corporation, which meets the definitional requirements of the Internal Revenue Code of 1986, as amended (the “Code”), and invests substantially all of its assets in interests in real estate (including mortgages and other REITs) or cash and government securities, derives most of its income from certain prescribed sources relating to real estate (including rents from real property and interest on loans secured by mortgages on real property), and distributes to stockholders annually a substantial portion of its otherwise taxable income.

     REITs are characterized as equity REITs, mortgage REITs and hybrid REITs. Equity REITs, which may include operating or finance companies, own real estate directly, and the value of, and income earned by, the REITs depends upon the income of the underlying properties and the rental income they earn. An equity REIT may be affected by changes in the value of the underlying properties owned by the REIT. Mortgage REITs can make construction, development or long-term mortgage loans and are sensitive to the credit quality of the borrower. Hybrid REITs combine the characteristics of both equity and mortgage REITs, generally by holding both ownership interests and mortgage interests in real estate.

     Investing in REITs involves certain unique risks in addition to those risks associated with investing in the real estate industry in general. They are subject to heavy cash flow dependency, defaults by borrowers or tenants, self-liquidation and the possibility of failing to qualify for tax-free status under the Code or to maintain exemption from the 1940 Act. REITs are dependent upon the skills of their managers and are not diversified. REITs whose underlying assets are concentrated in properties used by a particular industry, such as health care, are also subject to risks associated with such industry. REITs (especially mortgage REITs) are also subject to interest rate risks. REITs may have limited financial resources, may trade less frequently and in a limited volume and may be subject to more abrupt or erratic price movements than larger company securities.

Municipal Bond Risk

     Municipal bonds are debt obligations issued by states or by political subdivisions or authorities of states. Municipal bonds are typically designated as general obligation bonds, which are general obligations of a governmental entity that are backed by the taxing power of such entity, or revenue bonds, which are payable from the income of a specific project or authority and are not supported by the issuer’s power to levy taxes. Municipal bonds are long-term fixed rate debt obligations that generally decline in value with increases in interest rates, when an issuer’s financial condition worsens or when the rating on a bond is decreased. Many municipal bonds may be called or redeemed prior to their stated maturity. Lower-quality revenue bonds and other credit-sensitive municipal securities carry higher risks of default than general obligation bonds.

     Many municipal bonds are subject to continuing requirements as to the actual use of the bond proceeds or manner of operation of the project financed from bond proceeds that may affect the exemption of interest on such bonds from U.S. Federal income taxation. The market for municipal bonds is generally less liquid than for other securities, and therefore the price of municipal bonds may be more volatile and subject to greater price fluctuations than securities with greater liquidity. In addition, an issuer’s ability to make income distributions generally depends on several factors including the financial condition of the issuer and general economic conditions.

Derivatives and Structured Instruments Risk

     Certain closed end funds may invest in, or enter into, derivatives such as forward contacts, options, futures contracts, options on futures contracts and swap agreements. Derivatives may be purchased on established exchanges or through privately negotiated transactions referred to as over-the-counter (“OTC”) derivatives. Exchange-traded derivatives generally are guaranteed by the clearing agency which is the issuer or counterparty to such derivatives. Each party to an OTC derivative bears the risk that the counterparty will default. OTC derivatives are less liquid than exchange-traded derivatives since the other party to the transaction may be the only investor with sufficient understanding of the derivative to be interested in bidding for it.

     Derivatives can be volatile and involve various types and degrees of risk, depending upon the characteristics of the particular derivative. Derivatives may entail investment exposures that are greater than their cost would suggest, meaning that a small investment in derivatives could have a large potential impact on a closed end fund’s performance. The market for many derivatives is, or suddenly can become, illiquid. Changes in liquidity may result in significant, rapid and unpredictable changes in the prices for derivatives. Successful use of derivatives also is subject to the ability of the closed end fund’s manager to predict correctly movements in the direction of the relevant market and, to the extent the transaction is entered into for hedging purposes, to ascertain the appropriate correlation between the transaction being hedged and the price movements of the derivatives.

     Structured notes and other related instruments carry risks similar to those of more traditional derivatives such as futures, forward and option contracts. Structured notes are privately negotiated debt obligations where the principal and/or interest is determined by reference to the performance of a benchmark asset, market, interest rate or other financial indicator (an “embedded index”) or the relevant changes in two or more embedded indices, such as the differential performance of two assets or markets, such as indices reflecting bonds. The value of structured instruments may move in the same or the opposite direction as the value of the embedded index. The rate of return on structured notes may be determined by applying a multiplier to the performance or differential performance of the referenced index (or indices) or other asset(s) so that the instrument may be more or less volatile than the embedded index, depending on the multiplier. Application of a multiplier involves leverage that will serve to magnify the potential for gain and the risk of loss. Consequently, structured instruments may entail a greater degree of market risk and volatility than other types of debt obligations.

     Closed end funds may invest in other types of derivatives, structured and similar instruments which are not currently available but which may be developed in the future.

Liquidity Risk

     Liquidity risk is the risk that the value of a security will fall if trading in the security is limited or absent. No one can guarantee that a liquid trading market will exist for any security. Closed end funds may invest in restricted securities and other investments that may be illiquid. Illiquid securities are securities that are not readily marketable and may include some restricted securities, which are securities that may be unregistered or may be sold only in a privately negotiated transaction or pursuant to an exemption from registration. Illiquid investments involve the risk that the securities will not be able to be sold at the time desired by the closed end fund or at prices approximating the value at which the closed end fund is carrying the securities on its books.

     There is limited trading in the shares of closed end funds that occurs on a regular basis. This may make it more difficult to purchase or sell a large number of a closed end fund’s shares at any one time.

Hypothetical Historical Basket Closing Levels and Distribution Amounts

     The table set forth below illustrates how the basket closing level would have performed and what would have been the quarterly distribution amounts since January 1, 2006, if the calculation agent had been calculating the basket closing levels and distribution amounts based on publicly available historical price and distribution information and the methodology described elsewhere in this prospectus supplement and subject to several assumptions described below. The basket closing level has been normalized such that its hypothetical level on April 4, 2008 was 100.

     The hypothetical basket closing levels and distribution amounts were calculated over a period commencing on January 1, 2006 and ending on April 4, 2008. The hypothetical basket closing levels and the distribution amounts were calculated by the calculation agent using (i) the hypothetical base level of 100 as of April 4, 2008, (ii) the hypothetical weighting multipliers for each basket fund (as adjusted to account for changing basket weightings in order to reflect the availability of the basket funds during the hypothetical period) and (iii) the historical price and distributions data of each basket fund.  Because some of the basket funds have not been publicly traded throughout the hypothetical period, the hypothetical basket closing levels were calculated without the historical price and distributions data of each basket fund that was not publicly traded on a given day.

     Since the hypothetical basket closing levels and distribution amounts were calculated based on several assumptions that may not necessarily be true had the calculation agent calculated the actual basket closing levels or distribution amounts, you should not take the hypothetical basket closing levels or the distribution amounts as an accurate estimate of historical performance or an indication of the future performance of the basket or distribution amounts. We cannot give you any assurance whatsoever that the future performance of the basket or distribution amounts will follow a pattern similar to those presented below.

     The hypothetical basket closing levels and distribution amounts have fluctuated in the past and the actual basket closing levels and distribution amounts may, in the future, experience significant fluctuations. Any historical upward or downward trends in the hypothetical basket closing levels or distribution amounts during any period shown below are not an indication that the basket closing levels or distribution amounts are more or less likely to increase or decrease at any time during the life of your notes.

     You should not take the hypothetical basket closing levels or distribution amounts as an indication of the future performance of the basket or distribution amounts. We cannot give you any assurance that the future performance of the hypothetical basket closing levels or distribution amounts will result in you receiving an amount greater than the outstanding face amount of your notes over the life of your notes. Neither we nor any of our affiliates make any representation to you as to the performance of the basket closing levels or distribution amounts. Moreover, in light of current market conditions, the trends reflected in the hypothetical historical performance of the basket closing levels or distribution amounts may be less likely to be indicative of the performance of the basket closing levels or distribution amounts over the life of your notes. In light of the increased volatility currently being experienced by U.S. and global securities markets and recent market declines, it may be substantially more likely that you could lose all or a substantial portion of your investment in the notes.

     The table below shows the high, low and final hypothetical basket closing levels for each of the four calendar quarters in 2006 and 2007, and the first two calendar quarters in 2008, through April 4, 2008, and the hypothetical distribution amounts for each $50 face amount for each such quarter. Any hypothetical amounts presented below is based on publicly available historical closing prices and distribution information of the basket funds and subject to the assumptions stated elsewhere in this prospectus supplement. We obtained the hypothetical basket closing levels and distribution amounts listed in the table below from the calculation agent, without independent verification by us.

Quarterly High, Low and Final Basket Closing Levels and Distribution Amounts

	High	Low	Close	Distribution Amount (for $50 Face Amount)

2006
Quarter ended March 31	128.76	120.31	126.14	$1.21
Quarter ended June 30	125.22	122.15	124.21	$1.38
Quarter ended September 30	130.80	121.45	130.75	$1.39
Quarter ended December 31	134.86	127.97	134.50	$1.61
2007
Quarter ended March 31	135.69	130.02	134.78	$1.19
Quarter ended June 30	136.95	129.65	131.34	$1.40
Quarter ended September 30	129.49	106.54	121.94	$1.96
Quarter ended December 31	119.26	106.51	109.32	$1.63
2008
Quarter ended March 31	108.97	95.87	100.66	$1.20
Quarter ending June 30 (through April 4, 2008)	100.26	100.00	100.00	n/a

SUPPLEMENTAL DISCUSSION OF FEDERAL INCOME TAX CONSEQUENCES

     The following section supplements the discussion of U.S. federal income taxation in the accompanying prospectus.

     The following section is the opinion of Sullivan & Cromwell LLP, counsel to GS Finance Corp. In addition, it is the opinion of Sullivan & Cromwell LLP that the characterization of the notes for U.S. federal income tax purposes that will be required under the terms of the notes, as discussed below, is a reasonable interpretation of current law.

     This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

  a dealer in securities or currencies;

  a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings;

  a bank;

  a life insurance company;

  a tax-exempt organization;

  a regulated investment company;

  a common trust fund;

  a person that owns notes as a hedge or that is hedged against interest rate or currency risks;

  a person that owns notes as part of a straddle or conversion transaction for tax purposes; or

  a United States holder whose functional currency for tax purposes is not the U.S. dollar.

     The discussion below regarding the application of Section 1260 to the notes is based upon our understanding that all of the underlying CEFs of the basket at the time of the issuance of the notes are regulated investment companies (“RICs”) for United States federal income tax purposes and the assumption that all of the underlying CEFs of the basket will continue to be RICs during the entire term of the notes.

     Although this section is based on the U.S. Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect. No statutory, judicial or administrative authority directly discusses how your notes should be treated for U.S. federal income tax purposes and as a result, the U.S. federal income tax consequences of your investment in your notes are uncertain. Moreover, these laws are subject to change, possibly on a retroactive basis.

You should consult your tax advisor concerning the U.S. federal income tax and other tax consequences of your investment in the notes, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

United States Holders

     This section applies to you only if you are a United States holder that holds your notes as a capital asset for tax purposes. You are a United States holder if you are a beneficial owner of notes and you are:

  a citizen or resident of the United States;

  a domestic corporation;

  an estate whose income is subject to United States federal income tax regardless of its source; or

  a trust if a United States court can exercise primary supervision over the trust's administration and one or more United States persons are authorized to control all substantial decisions of the trust.

Tax characterization of the notes

     You will be obligated pursuant to the terms of the notes - in the absence of an administrative determination or judicial ruling to the contrary -to characterize each note for all tax purposes as an income-bearing prepaid forward contract. Except as otherwise noted below, the discussion herein assumes that the note will be so treated.

     The terms of your notes also require that you include the distribution payments on the notes in ordinary income in accordance with your regular method of accounting. You will be required to treat the distribution payments in such a manner even if a portion of the distribution payments will be attributable to (i) long-term capital gain dividends that would otherwise be subject to tax at a lower rate and

(ii) as discussed below under “Alternative Treatments”, there may be other possible treatments of the distribution payments that would be more advantageous to holders of notes.

     It is not clear, however, whether and to what extent each distribution payment should be treated as accruing over each distribution period. Accordingly, accrual basis taxpayers should consult with their tax advisors as to how they should accrue the distribution payments over each accrual period.

     Subject to the discussion of Section 1260 and accrued distribution payment below, you should generally recognize capital gain or loss upon the sale, redemption or maturity of your note in an amount equal to the difference, if any, between the amount you receive at such time and your tax basis in the notes. Your tax basis in the notes will generally be equal to the amount that you paid for the notes. Any such capital gain or loss should be long-term capital gain or loss if you hold your notes for more than one year.

     In the case of a sale or redemption of your note prior to maturity, it is possible that you will be required to include in ordinary income the portion of the distribution payment that has accrued at the time of the sale or redemption. However, as discussed above, it is not clear whether and to what extent each distribution payment should be treated as accruing over each distribution period. It is therefore uncertain whether and to what extent the portion of any gain that you recognize upon the sale or redemption of your note prior to maturity should be treated as ordinary income.

     Although the matter is not free from doubt, it is likely that the purchase and ownership of the notes should be treated as a “constructive ownership transaction,” which would be subject to the constructive ownership rules of Section 1260 of the Internal Revenue Code, and the discussion below assumes that your notes will be subject to such rules. However, as discussed below, the application of such rules to your notes may under certain circumstances not have any effect on the timing or character of the income from your notes.

     Under Section 1260, any long-term capital gain that you realize upon the sale, redemption or maturity of your notes would be recharacterized as ordinary income (and you would be subject to an interest charge on deferred tax liability with respect to such capital gain) to the extent that such capital gain exceeds the amount of long-term capital gain that you would have realized had you purchased the actual shares of the underlying basket funds on the date that you purchased your notes and sold the underlying basket funds shares on the date of the sale or maturity of the notes (the “Excess Gain Amount”). For purposes of determining the Excess Gain Amount, it is presumed that a noteholder would not have recognized any long-term capital gain if it had directly held the shares of the underlying basket funds (and that thus the Excess Gain Amount should be equal to all of the long-term capital gain that is recognized upon a disposition of the note), unless the noteholder can demonstrate by clear and convincing evidence that such amount should exceed zero.

     In the case of an initial purchaser of notes that holds the notes until maturity, the Excess Gain Amount should generally equal zero (assuming that none of the CEFs pay consent dividends) because the value of the basket at maturity will only reflect the prices for the shares of the underlying basket funds and will not reflect the value of any of the dividends that are paid in respect of such shares.

     The Excess Gain Amount, however, may exceed zero if a holder sells or redeems its note in between distribution valuation dates (the “stub period”), then the value of the basket will generally reflect dividends that were paid on the shares of the underlying basket funds but that have not yet been distributed to holders of the notes. As discussed above, it is not clear whether and to what extent each distribution payment should be treated as accruing over each distribution period, and it is therefore uncertain whether and to what extent the portion of any gain that you recognize upon the sale or redemption of your note prior to maturity should be treated as ordinary income. It is therefore possible that you could recognize long-term capital gain in respect of the stub period that is attributable to dividend payments that have previously been made on the underlying basket funds that were not treated as capital gain dividends (the “Excess Stub Period Capital Gain”), thereby creating Excess Gain Amount in respect of your notes to which the Section 1260 rules described above would apply. However, it is also possible that even in such a case there will not be any Excess Gain Amount in respect of your notes to the extent that the Excess Stub

Period Capital Gain is offset by the long-term capital gain dividends that were paid on the underlying basket funds during the term of your notes that were treated as ordinary income when paid as distribution payments in respect of your notes (the “Long-Term Capital Gains Offset”). The amount of the Long-Term Capital Gains Offset that is available to offset the Excess Stub Period Capital Gain will generally be greater the longer the period that a noteholder holds the notes.

     Because the application of the Section 1260 constructive ownership rules to the notes is unclear, you are strongly urged to consult your tax adviser with respect to the possible application of such rules to your investment in the notes.

Alternative treatments

     There is no judicial or administrative authority discussing how your notes should be treated for U.S. federal income tax purposes. Therefore, the Internal Revenue Service might assert that treatment other than that described above is more appropriate. For example, the Internal Revenue Service could treat your note as a single debt instrument subject to special rules governing contingent payment obligations. Under those rules, the amount of interest you are required to take into account for each accrual period would be determined by constructing a projected payment schedule for the notes and applying rules similar to those for accruing original issue discount on a hypothetical noncontingent debt instrument with that projected payment schedule. This method is applied by first determining the comparable yield - i.e., the yield at which we would issue a noncontingent fixed rate debt instrument with terms and conditions similar to your note - and then determining a projected payment schedule as of the issue date that would produce the comparable yield. These rules may have the effect of requiring you to include interest in income in respect of your notes prior to your receipt of cash attributable to that income. In addition, if the contingent debt obligation rules apply to the notes, you would (i) be required to make a positive adjustment and include in ordinary income the excess, if any, of each interest payment under the note over the projected amount of such payment and (ii) be required to make a negative adjustment and reduce the amount that you would otherwise include in ordinary income in an amount equal to the excess, if any, of the projected amount of each interest payment under the note over the actual amount of such payment.

     If the rules governing contingent payment obligations apply, you would recognize gain or loss upon the sale or maturity of your notes in an amount equal to the difference, if any, between the fair market value of the amount you receive at that time and your adjusted basis in your notes. In general, your adjusted basis in your notes would equal the amount you paid for your notes, increased by the amount of interest you previously accrued with respect to your notes, in accordance with the comparable yield and the projected payment schedule for your notes, and decreased by the projected interest payments under the notes.

     If the rules governing contingent payment obligations apply, any gain you recognize upon the sale or maturity of your notes would be ordinary interest income. Any loss you recognize at that time would be ordinary loss to the extent of interest you included as income in the current or previous taxable years in respect of your notes, and thereafter, as capital loss.

     If the rules governing contingent payment obligations apply, special rules would apply to persons who purchase notes at a price other than the adjusted issue price as determined for tax purposes.

     It is possible that the Internal Revenue Service could seek to characterize your notes in a manner that results in tax consequences to you different from those described above. For example, it is possible that the notes should be treated as a forward contract but that you should be required to accrue interest on the prepayment under the forward contract over the term of your note based on the comparable yield for the note which may exceed the actual distribution payments on the note. In addition, under this characterization of the notes, it is possible that the market discount or amortizable bond premium rules could apply to secondary purchasers of the notes. Furthermore, it is also possible that you could be required to accrue gross income equal to the gross reference distribution amount and you would be allowed a separate deduction for the basket adjustment amount, which might be treated as a miscellaneous itemized deduction. An individual taxpayer is allowed to deduct miscellaneous itemized deductions only to the extent that the total of these deductions exceeds 2% of the individual’s adjusted gross income and these amounts are not deductible for purposes of the alternative minimum tax.

     It is also possible that the Internal Revenue Service could seek to characterize your notes as a notional principal contract or as representing a direct ownership interest in the underlying basket funds. It is also possible that the quarterly distribution payments would not be treated as ordinary income for United States federal income tax purposes, but instead would be treated in some other manner. For example, the quarterly distribution payments could be treated all or in part as contract fees in respect of a forward contract. The United States federal income tax treatment of such contract fees is uncertain. It is also possible that you could be required to recognize gain or loss each time that there is a change to the underlying basket funds due to a de-listing, discontinuation or modification of a basket fund.

     You should consult your tax advisor as to the tax consequences of such characterizations and any possible alternative characterizations of your notes for United States federal income tax purposes.

Possible new legislation

     On December 7, 2007, the Internal Revenue Service released a notice stating that the Internal Revenue Service and the Treasury Department are actively considering the proper Federal income tax treatment of an instrument such as your notes including whether gain or loss should be ordinary or capital, and they are seeking comments on the subject. It is not possible to determine what guidance they will ultimately issue, if any. The Internal Revenue Service and the Treasury Department are also considering other relevant issues, including whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals. Holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations. Except to the extent otherwise provided by law, The Goldman Sachs Group, Inc. intends to treat the notes for U.S. federal income tax purposes in accordance with the treatment set forth in this section unless and until such time as the Treasury Department and Internal Revenue Service issue guidance providing that some other treatment is more appropriate. You are urged to consult your tax advisor as to the possibility that any legislative or administrative action may adversely affect the tax treatment and the value of your notes.

Backup Withholding and Information Reporting

     Please see the discussion under “United States Taxation – Taxation of Debt Securities – Backup Withholding and Information Reporting” in the accompanying prospectus for a description of the applicability of the backup withholding and information reporting rules to payments made on your notes.

United States Alien Holders

     You are a United States alien holder if you are the beneficial owner of notes and are, for United States federal income tax purposes:

  a nonresident alien individual;

  a foreign corporation; or

  an estate or trust that in either case is not subject to United States federal income tax on a net income basis on income or gain from note.

     Because the United States federal income tax treatment (including the applicability of withholding) of the quarterly distribution payments on the securities is uncertain, if you are a United States alien holder, we intend to withhold on the quarterly distribution payments made to you at a 30% rate. We will not make payments of any additional amounts (as described in the accompanying prospectus). Withholding may not apply to quarterly distribution payments made to you if: (i) the quarterly distribution payments are “effectively connected” with your conduct of a trade or business in the United States and are includable in your gross income for United States federal income tax purposes, (ii) the quarterly distribution payments are attributable to a permanent establishment that you maintain in the United States, if required by an applicable tax treaty, and (iii) you comply with the requisite certification requirements (generally, by providing an Internal Revenue Service Form W-8ECI). If you are eligible for a reduced rate of United States withholding tax, you may obtain a refund of any amounts withheld in excess of that rate by filing a refund claim with the United States Internal Revenue Service.

     “Effectively connected” payments includable in your United States gross income are generally taxed at rates applicable to United States citizens, resident aliens, and domestic corporations; if you are a corporate United States alien holder, “effectively connected” payments may be subject to an additional “branch profits tax” under certain circumstances.

     In addition, notwithstanding that we do not intend to treat the notes as debt for tax purposes, we intend to withhold on payments with respect to your notes unless you comply with the requirements necessary to avoid withholding on debt instruments as set forth under “United States Taxation – Taxation of Debt Securities – United States Alien Holders” in the accompanying prospectus. In addition, even if the notes are treated as pre-paid forward contracts, you will be subject to generally applicable information reporting and backup withholding requirements with respect to payments on your notes unless you comply with certain certification and identification requirements as to your foreign status. Furthermore, on December 7, 2007, the Internal Revenue Service released Notice 2008-2 soliciting comments from the public on various issues, including whether instruments such as your notes should be subject to withholding. It is therefore possible that rules will be issued in the future, possibly with retroactive effects, that would cause payments on your notes to be subject to withholding, even if you comply with certification requirements as to your foreign status.

     As discussed above, alternative characterizations of the notes for U.S. federal income tax purposes are possible. Should an alternative characterization of the securities, by reason of a change or clarification of the law, by regulation or otherwise, cause payments with respect to the notes to become subject to withholding tax, we will withhold tax at the applicable statutory rate and we will not make payments of any additional amounts. Prospective United States alien holders of the notes should consult their own tax advisors in this regard.

EMPLOYEE RETIREMENT INCOME SECURITY ACT

     This section is only relevant to you if you are an insurance company or the fiduciary of a pension plan or an employee benefit plan (including a governmental plan, an IRA or a Keogh Plan) proposing to invest in the offered notes.

     The U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and the U.S. Internal Revenue Code of 1986, as amended (the “Code”), prohibit certain transactions (“prohibited transactions”) involving the assets of an employee benefit plan that is subject to the fiduciary responsibility provisions of ERISA or Section 4975 of the Code (including individual retirement accounts and other plans described in Section 4975(e)(1) of the Code) (a “Plan”) and certain persons who are “parties in interest” (within the meaning of ERISA) or “disqualified persons” (within the meaning of the Code) with respect to the Plan; governmental plans may be subject to similar prohibitions unless an exemption is available to the transaction. The Goldman Sachs Group, Inc. and certain of its affiliates each may be considered a “party in interest” or a “disqualified person” with respect to many employee benefit plans, and, accordingly, prohibited transactions may arise if the notes are acquired by a Plan unless those notes are acquired and held pursuant to an available exemption. In general, available exemptions are: transactions effected on behalf of that Plan by a “qualified professional asset manager” (prohibited transaction exemption 84-14) or an “in-house asset manager” (prohibited transaction exemption 96-23), transactions involving insurance company general accounts (prohibited transaction exemption 95-60), transactions involving insurance company pooled separate accounts (prohibited transaction exemption 90-1), transactions involving bank collective investment funds (prohibited transaction exemption 91-38) and transactions with service providers under an exemption in Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code where the Plan receives no less nor pays no more than “adequate consideration” (within the meaning of Section 408(b)(17) of ERISA and Section 4975(f)(10) of the Code). The assets of a Plan may include assets held in the general account of an insurance company that are deemed to be “plan assets” under ERISA. The person making the decision on behalf of a Plan or a governmental plan shall be deemed, on behalf of itself and the Plan, by purchasing and holding the notes, or exercising any rights related thereto, to represent that (a) the Plan will receive no less and pay no more than “adequate consideration” (within the meaning of Section 408(b)(17) of ERISA and Section 4975(f)(10) of the Code) in connection with the purchase and holding of the notes, (b) none of the purchase, holding or disposition of the notes or the exercise of any rights related to the notes will result in a non-exempt prohibited transaction under ERISA or the Internal Revenue Code (or, with respect to a governmental plan, under any similar applicable law or regulation), and (c) neither The Goldman Sachs Group, Inc. nor any of its affiliates is a “fiduciary” (within the meaning of Section 3(21) of ERISA) with respect to the purchaser or holder in connection with such person’s acquisition, disposition or holding of the notes, or as a result of any exercise by The Goldman Sachs Group, Inc. or any of its affiliates of any rights in connection with the notes, and no advice provided by The Goldman Sachs Group, Inc. or any of its affiliates has formed a primary basis for any investment decision by or on behalf of such purchaser or holder in connection with the notes and the transactions contemplated with respect to the notes.

If you are an insurance company or the fiduciary of a pension plan or an employee benefit plan, and propose to invest in the offered notes, you should consult your legal counsel.

SUPPLEMENTAL PLAN OF DISTRIBUTION

     The Goldman Sachs Group, Inc. expect to agree to sell to Goldman, Sachs & Co., and Goldman, Sachs & Co. expect to agree to purchase from The Goldman Sachs Group, Inc., the aggregate face amount of the offered notes specified on the front cover of this prospectus supplement. Goldman, Sachs & Co. proposes initially to offer the offered notes at the original issue price, and to certain securities dealers at such price less a concession not in excess of       % of the face amount.

     In the future, Goldman, Sachs & Co. or other affiliates of The Goldman Sachs Group, Inc. may repurchase and resell the offered notes in market-making transactions, with resales being made at prices related to prevailing market prices at the time of resale or at negotiated prices. The Goldman Sachs Group, Inc. estimates that its share of the total offering expenses, excluding underwriting discounts and commissions, will be approximately $     . For more information about the plan of distribution and possible market-making activities, see “Plan of Distribution” in the accompanying prospectus.

     We expect to deliver the notes against payment therefor in New York, New York on      , 2008, which is expected to be the tenth business day following the date of this prospectus supplement and of the pricing of the notes. Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on the date of pricing or the next succeeding business day will be required, by virtue of the fact that the notes are initially expected to settle in ten business days (T + 10), to specify alternative settlement arrangements to prevent a failed settlement.

     In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), Goldman, Sachs & Co. has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date) it has not made and will not make an offer of the offered notes to the public in that Relevant Member State prior to the publication of a prospectus in relation to the notes which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of the offered notes to the public in that Relevant Member State at any time:

     (a) to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

     (b) to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

     (c) to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives for any such offer; or

     (d) in any other circumstances which do not require the publication by the Issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.

     For the purposes of this provision, the expression an “offer of notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

     Goldman, Sachs & Co. has represented and agreed that:

      (a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the offered notes in circumstances in which Section 21(1) of the FSMA does not apply to The Goldman Sachs Group, Inc.; and

     (b) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

     The offered notes may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the offered notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to the offered notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

     The offered notes have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1998 as amended, the “FIEL”) and each underwriter has agreed that it will not offer or sell any offered notes, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan, or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the FIEL and any other applicable laws, regulations and ministerial guidelines of Japan. As used in this paragraph, resident of Japan means any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

     This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the offered notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person (pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

     Where the offered notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is: (a) a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the offered notes pursuant to an offer made under Section 275 of the SFA except: (1) to an institutional investor (for corporations, under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than S$200.000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions specified in Section 275 of the SFA;

(2) where no consideration is or will be given for the transfer; or (3) where the transfer is by operation of law.

Annex A

FORM OF NOTICE OF REDEMPTION

To: gs-note-redemptions@ny.email.gs.com

Subject: Basket-Linked Notes due          (Linked to a Weighted Basket of Closed End Funds), issued by The Goldman Sachs Group, Inc.

The undersigned hereby irrevocably elects to exercise the redemption right described in the prospectus supplement no.      , dated April      , 2008.

Name of holder:

Number of notes to be redeemed: [at least 50,000]

Applicable redemption valuation date:_________, 20__

Contact Name:

Telephone #:

Acknowledgement: I acknowledge that the notes specified above will not be redeemed unless all of the requirements specified in the prospectus supplement relating to the notes are satisfied.

A-1

Annex B

CONFIRMATION OF REDEMPTION

Dated:
Goldman, Sachs & Co.

Goldman Sachs International, as Calculation Agent

Fax: (212) 428-1895

Dear Sirs:

     The undersigned holder of The Goldman Sachs Group, Inc.’s $       Medium-Term Notes, Series B, Basket-Linked Notes due       (Linked to a Weighted Basket of Closed End Funds) CUSIP No.       , redeemable for a cash amount based on a weighted basket of closed end funds (the “Notes”) hereby irrevocably elects to exercise, on the Redemption Date of        , with respect to the number of the Notes indicated below, as of the date hereof, the redemption right as described in the prospectus supplement relating to the Notes (the “Prospectus Supplement”). Terms not defined herein have the meanings given to such terms in the Prospectus Supplement.

     The undersigned certifies to you that it will (i) instruct its DTC custodian with respect to the Notes (specified below) to book a delivery vs. payment trade on the redemption valuation date with respect to the number of Notes specified below at a price per Note equal to the redemption value, facing Goldman, Sachs & Co. DTC 0005 and (ii) cause the DTC custodian to deliver the trade as booked for settlement via DTC at or prior to 10:00 a.m. New York City time on the redemption date.

Very truly yours,
[NAME OF HOLDER]

--------------------------------------------------------------------------------

Name:
Title:
Telephone:
Fax:
E-mail:

Number of Notes surrendered for redemption:

--------------------------------------------------------------------------------

DTC # (and any relevant sub-account):

--------------------------------------------------------------------------------

Contact Name:
Telephone:

(You must redeem at least 50,000 Notes at one time in order to exercise your right to redeem your Securities on any Redemption Date.)

B-1

     No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

TABLE OF CONTENTS
Prospectus Supplement

Page
Summary Information	S-2
Q&A	S-6
Hypothetical Examples	S-11
Additional Risk Factors Specific to Your Notes	S-17
Specific Terms of Your Notes	S-23
Use of Proceeds and Hedging	S-32
The Basket Funds	S-33
Supplemental Discussion of Federal Income Tax Consequences	S-46
Employee Retirement Income Security Act	S-51
Supplemental Plan of Distribution	S-52
Form of Notice of Redemption	A-1
Confirmation of Redemption	B-1

Prospectus Supplement dated December 5, 2006

Use of Proceeds	S-2
Description of Notes We May Offer	S-3
United States Taxation	S-20
Employee Retirement Income Security Act	S-20
Supplemental Plan of Distribution	S-21
Validity of the Notes	S-23

Prospectus dated December 5, 2006

Available Information	2
Prospectus Summary	4
Use of Proceeds	8
Description of Debt Securities We May Offer	9
Description of Warrants We May Offer	31
Description of Purchase Contracts We May Offer	47
Description of Units We May Offer	52
Description of Preferred Stock We May Offer	57
The Issuer Trusts	64
Description of Capital Securities and Related Instruments	66
Description of Capital Stock of The Goldman Sachs Group, Inc.	88
Legal Ownership and Book-Entry Issuance	93
Considerations Relating to Securities Issued in Bearer Form	99
Considerations Relating to Indexed Securities	103
Considerations Relating to Securities Denominated or Payable in or Linked to a Non-U.S. Dollar Currency	106
Considerations Relating to Capital Securities	109
United States Taxation	112
Plan of Distribution	135
Employee Retirement Income Security Act	138
Validity of the Securities	139
Experts	139
Cautionary Statement Pursuant to the Private Securities Litigation Reform Act of 1995	140

$

The Goldman Sachs Group, Inc.

Basket-Linked Notes due
(Linked to a Weighted Basket of Closed End Funds)

Medium-Term Notes, Series B

Goldman, Sachs & Co.